Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

among

AEGION CORPORATION

and

PUAC, INC.

and

UNDERGROUND SOLUTIONS, INC.

and

UGSI SOLUTIONS, INC.

and

FORTIS ADVISORS LLC

dated as of

January 4, 2016

 i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 4, 2016, is entered into among Aegion Corporation, a Delaware corporation (“Parent”), PUAC, Inc., a Delaware corporation (“Merger Sub”), Underground Solutions, Inc., a Delaware corporation (“Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as Stockholder Representative (“Stockholder Representative”). UGSI Solutions, Inc., a Delaware corporation (the “Excluded Subsidiary Holding Company”), is a party to this agreement solely for purposes of Sections 2.11(d), 2.17(d)(v), 2.17(d)(vi), 5.12, 5.13, 6.02, 6.03, 6.08, 8.06(c), 10.03 and 10.11.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the parties intend that, prior to the Merger, the Company will engage in the Taxable Distribution Transaction (as hereinafter defined);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Merger are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, a special committee of the Company Board (the “Special Committee”) has unanimously (a) determined that the Taxable Distribution Transaction is in the best interests of the Company and its Stockholders (other than Riverwood Capital and each other Eligible Stockholder who elects to participate in the Taxable Distribution Transaction), (b) approved and declared advisable the Taxable Distribution Transaction, and (c) resolved to recommend approval of the Taxable Distribution Transaction by the stockholders of the Company;

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its stockholders approving the Taxable Distribution Transaction and approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the respective boards of directors of Parent and Merger Sub, after receipt of the Parent Fairness Opinion, have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accredited Investor” means an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Advisory Group” has the meaning set forth in Section 10.01(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” means any merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar agreement or arrangement (other than confidentiality agreement) with any Person that constitutes or relates to an Acquisition Proposal.

“Ancillary Documents” means the Escrow Agreement, Certificate of Merger and the Excluded Entity Indemnity Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 3.27.

“Applicable Collection Period” has the meaning set forth in Section 5.14.

“Assumptions” has the meaning set forth in Exhibit G attached hereto.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Missouri are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.11(c).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Charter Documents” has the meaning set forth in Section 3.03.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Corporate Liabilities Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying on behalf of the Company the amount of Corporate Liabilities remaining unpaid as of the close of business on the Closing Date.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the close of business on the Closing Date and the Persons to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness (which, to the extent applicable, shall be as reflected in the Payoff Letters).

“Closing Merger Consideration” means the Purchase Price, plus the aggregate exercise prices of all Options (other than Out-of-Money Options), plus or minus, as the case may be, the Estimated Closing Adjustment, plus the Estimated Net Operating Loss Limitation, plus, one-half of the Contract Termination Fee paid on or before Closing up to $190,744, minus (v) the Indemnification Escrow Amount, (w) the Purchase Price Adjustment Escrow Amount, (x) the Stockholder Representative Expense Amount, (y) the outstanding Indebtedness of the Company Entities as of the close of business on the Closing Date, and (z) the amount of unpaid Transaction Expenses and Corporate Liabilities of the Company Entities as of the close of business on the Closing Date.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Fully Diluted Share Number.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying on behalf of the Company the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.17(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Entities” means the Company and the Included Subsidiary and “Company Entity” means any of the Company or the Included Subsidiary.

“Company Entity Field of Use” has the meaning set forth in Section 2.03(a)(xvii).

“Company Entity Optionholder” means an In-Money Optionholder employed by a Company Entity.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company Entities other than computer software that is widely available on standard commercial terms and having a purchase price of less than $1,000 per application.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Company Entity is a party, beneficiary or otherwise bound, other than, in all of the foregoing cases, (i) the Contractor License Agreements, and (ii) Contracts for computer software that is widely available on standard commercial terms and having a purchase price of less than $1,000 per application.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Preferred Stock” means the Series C preferred stock, par value $0.001 per share, of the Company.

“Company Termination Fee” is defined in Section 9.03(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Consideration Spreadsheet” has the meaning set forth in Section 2.18(a).

“Contractor License Agreements” means license agreements pursuant to which the Company licenses intellectual property related to the fusion of polyvinyl chloride (PVC) pipe in the United States and its territories and possessions.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contract Termination Fee” has the meaning set forth in Section 2.03(a)(xviii).

“Corporate Liabilities” has the meaning set forth in Section 2.17 of the Disclosure Schedules.

“Current Assets” has the meaning set forth in Section 2.17 of the Disclosure Schedules.

“Current Liabilities” has the meaning set forth Section 2.17 of the Disclosure Schedules.

“D&O Indemnified Party” has the meaning set forth in Section 5.08(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.08(b).

“D&O Tail Policy” has the meaning set forth in Section 5.08(c).

“DGCL” has the meaning set forth in the recitals.

“Delivering Party” has the meaning set forth in Section 2.17(c)(i).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disclosure Supplement” has the meaning set forth in Section 5.05(b).

“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Eligible Stockholders” means registered Stockholders that are Accredited Investors.

“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“E.O. 11246” has the meaning set forth in Section 3.21(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means US Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Stockholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Escrow Funds” has the meaning set forth in Section 2.12(c).

“Escrow Release Date” has the meaning set forth in Section 8.06(c).

“Estimated Closing Adjustment” has the meaning set forth in Section 2.17(a)(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.17(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.17(a)(i).

“Estimated Net Operating Loss Limitation” has the meaning set forth in Section 2.17(a)(i).

“Estimated Net Operating Loss Limitation Statement” has the meaning set forth in Section 2.17(a)(i).

“Exchange Agent” has the meaning set forth in Section 2.11(b).

“Excluded Entities” means the Excluded Subsidiaries and the Excluded Subsidiary Holding Company, collectively, and “Excluded Entity” means any of the Excluded Subsidiaries or the Excluded Subsidiary Holding Company.

“Excluded Entity Field of Use” has the meaning set forth in Section 2.03(a)(xvii).

“Excluded Entity Indemnity Agreement” has the meaning set forth in Section 5.12.

“Excluded Entity Optionholder” means an In-Money Optionholder employed by an Excluded Entity.

“Excluded Subsidiary” means each of the following Subsidiaries of the Company: Mobile Pipe Lining & Coating, Inc., a California corporation, UGSI Chemical Feed, Inc., a Delaware corporation, and Process Solutions, Inc., a California corporation.

“Excluded Subsidiary Holding Company” has the meaning set forth in the preamble.

“Excluded Subsidiary Holding Company Portion” means a portion of any applicable payment or distribution as designated herein, equal to the applicable payment or distribution multiplied by a fraction, the numerator of which is the aggregate number of Shares surrendered in the Taxable Distribution Transaction in exchange for shares of the Excluded Subsidiary Holding Company, and the denominator of which is the sum of (a) the Fully Diluted Share Number, plus (b) the aggregate number of Shares surrendered in the Taxable Distribution Transaction in exchange for shares of the Excluded Subsidiary Holding Company. The Excluded Subsidiary Holding Company Portion is intended to allocate a portion of such payment or distribution to the Excluded Subsidiary Holding Company for the benefit of its stockholders reflecting an adjustment to the value of the Company Common Stock or Company Preferred Stock exchanged by such stockholders pursuant to the Taxable Distribution Transaction.  The Excluded Subsidiary Holding Company Portion shall not be considered Merger Consideration.

“Final Closing Working Capital” has the meaning set forth in Section 2.17(c)(vi).

“Final Net Operating Loss Limitation” has the meaning set forth in Section 2.17(c)(vii).

“Financial Advisor” means the financial advisor engaged by the Special Committee.

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Statement” has the meaning set forth in Section 6.12.

“Fraud” means, with respect to any party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III or Article IV, as applicable, provided, that such actual and intentional fraud of such party shall only be deemed to exist if such party had actual knowledge that the representations and warranties made by such party pursuant to Article III or Article IV (both as qualified by the Disclosure Schedules), as applicable, were untrue with the intention that the other party or Affiliate of the other party rely thereon to their detriment.

“Fully Diluted Share Number” means (a) the aggregate number of shares of Company Common Stock outstanding (including shares of Company Preferred Stock on a fully converted basis into Company Common Stock) immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction) other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a), plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Options (whether vested or unvested) outstanding immediately prior to the Effective Time (other than Out-of-Money Options, which shall be excluded from the calculation of the Fully Diluted Share Number).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Hazardous Waste” means “hazardous waste” as defined under 42 U.S.C. § 6903(5).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Included Subsidiary” means Underground Solutions Technologies Group, Inc., a Pennsylvania corporation.

“In-Money Option” means any Option other than an Out-of-Money Option.

“In-Money Optionholder” means the holder of an In-Money Option.

“Indebtedness” means, without duplication and with respect to the Company Entities, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company Entities on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); (h) deferred revenue to the extent not offset by corresponding accounts receivable, and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnification Agreements” has the meaning set forth in Section 3.09(a)(xiii).

“Indemnification Escrow Amount” means (a) five (5) percent of the sum of the Purchase Price and the Estimated Net Operating Loss Limitation, plus (b) if applicable, the Special Escrow Amount.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.12(a).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).

“Information Statement” has the meaning set forth in Section 5.04(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge” means, when used with respect to the Company, the actual knowledge, after reasonably inquiry, of Andrew Seidel, Stephen Stanczak, Christopher Chisholm, Frank Firsching, or Rajesh Patel.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Liabilities” has the meaning set forth in Section 3.07.

“Limitation Loss Event” has the meaning set forth in Section 6.09(a).

“Losses” means losses, damages, liabilities, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and expenses; provided, however, that “Losses” shall not include any incidental, consequential, special or punitive damages, lost profits or lost revenues, except to the extent actually awarded to a Governmental Authority or other third party in a Third Party Claim.

“Majority Holders” has the meaning set forth in Section 10.01(c).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or the Included Subsidiary, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (vii) any act or omission required or permitted by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses. For purposes of this definition of “Material Adverse Effect,” the term “Company” shall be deemed to not include any Excluded Entity.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Escrow Funds and any Post-Closing Adjustment (if any) that the Stockholders and the Optionholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“National Priorities List or CERCLIS” means the list published by the United States Environmental Protection Agency setting forth the identity of sites within the United States where the release or potential release of Hazardous Materials makes the site eligible for long-term remedial action under the federal Superfund program.

“Net Operating Loss Limitation” means the amount calculated in accordance with the methods, principles and procedures as set forth on Exhibit G, less $250,000.

“Net Operating Loss Limitation Statement” has the meaning set forth in Section 2.17(b)(ii).

“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan and still outstanding as of immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction).

“Option Termination Agreement” has the meaning set forth in Section 2.11(d).

“Option Termination Documents” has the meaning set forth in Section 2.11(d).

“Optionholder” means a holder of an Option.

“Out-of-Money Options” means Options having an exercise price in excess of the Closing Per Share Merger Consideration, calculated for this purpose as if all Options were included in clause (ii) of the definition of “Closing Merger Consideration” and in the definition of “Fully Diluted Share Number.”

“Parent” has the meaning set forth in the preamble.

“Parent Fairness Opinion” means a fairness opinion from D.A. Davidson & Co. which concludes that the consideration to be paid by Parent in the Merger is fair to Parent and the stockholders of Parent from a financial standpoint.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Payoff Letters” shall mean letters or notices delivered to the Company by third party lenders to the Company Entities providing for the repayment in full of all Indebtedness of the Company Entities to such third party lender and the termination of the applicable loan and Encumbrances associated therewith.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.17(d)(iii).

“Post-Closing Net Operating Loss Limitation Adjustment” has the meaning set forth in Section 2.17(d)(ii).

“Post-Closing Working Capital Adjustment” has the meaning set forth in Section 2.17(d)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preferred Stock Director” means the member of the Company Board designated by the holders of the Company Preferred Stock.

“Privilege Items” has the meaning set forth in Section 10.13.

“Pro Forma Financial Statements” has the meaning set forth in Section 3.06.

“Pro Rata Share” means, with respect to any Stockholder, or In-Money Optionholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction), determined by dividing (a) the number of shares of Company Common Stock (including shares of Company Preferred Stock on a fully converted basis into Company Common Stock) owned of record by such Person as of immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction), plus the number of shares of Company Common Stock issuable upon exercise of all Options held by such Person as of immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction and other than Out-of-Money Options), by (b) the Fully Diluted Share Number.

“Purchase Price” means $85,000,000.

“Purchase Price Adjustment Escrow Amount” means $1,750,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.12(b).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company or the Included Subsidiary, together with all buildings, structures and facilities located thereon.

“Receiving Party” has the meaning set forth in Section 2.17(c)(i).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Amount” has the meaning set forth in Section 8.06(c).

“Remaining Portion” means the portion of an applicable payment or distribution remaining after paying or depositing the Excluded Subsidiary Holding Company Portion with respect to such payment.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(d).

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.17(c)(ii).

“Review Period” has the meaning set forth in Section 2.17(c)(i).

“Section 503” has the meaning set forth in Section 3.21(e).

“Shares” has the meaning set forth in Section 2.08(a).

“Special Committee” has the meaning set forth in the recitals.

“Special Committee Recommendation” has the meaning set forth in Section 3.02(c).

“Special Escrow Amount” has the meaning set forth in Section 8.02(f) of the Disclosure Schedules.

“Statement” has the meaning set forth in Section 2.17(c)(i).

“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).

“Stock Option Plan” means the 2014 Equity Compensation Plan of the Company and the 2008 Equity Compensation Plan of the Company.

“Stockholder” means a holder of Company Common Stock or Company Preferred Stock.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder Notice” has the meaning set forth in Section 5.04(b).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Expense Amount” means $150,000.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.12(c).

“Stockholder Representative Group” has the meaning set forth in Section 10.01(d).

“Straddle Period” has the meaning set forth in Section 6.05.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Superior Proposal” means a bona fide, written Acquisition Proposal that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, and considering all the terms of the Acquisition Proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the Person making such proposal and the conditions for completion of such proposal), (i) is on terms that are more favorable from a financial point of view to the Stockholders than the Merger, (ii) is reasonably expected to be consummated and (iii) the financing of which is reasonably likely to be obtained.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Sutherland” has the meaning set forth in Section 10.13.

“Target Working Capital” means $9,180,000.

“Taxable Distribution Transaction” has the meaning set forth in Section 5.12.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, capital stock, sales, use, production, ad valorem, value added, alternative or add-on minimum, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, disability, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, abandoned or unclaimed property, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, (however denominated), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Claim” has the meaning set forth in Section 6.07.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means (a) all costs and expenses incurred or payable by the Company Entities in connection with the preparation, negotiation, execution and performance of this Agreement, the Merger and the Taxable Distribution Transaction and the transactions contemplated hereby and thereby that (i) are unpaid prior to or as of the Closing, or (ii) if incurred after Closing, are reasonably necessary for the Company to consummate the transactions contemplated hereby and, with respect to any expenditure (or group of related expenditures) in excess of $5,000 shall be subject to the approval of the Stockholder Representative (which approval shall not be unreasonably withheld or delayed), and (b) any unpaid costs of the D&O Tail Policy referenced in Section 5.08(c), but in each case only to the extent such Transaction Expenses have not been paid by the Company immediately prior to the Effective Time.

“Transferred Assets and Liabilities” has the meaning set forth in Section 5.12.

“Union” has the meaning set forth in Section 3.21(b).

“VEVRAA” has the meaning set forth in Section 3.21(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant” has the meaning set forth in Section 3.04(c).

“Written Consent” has the meaning set forth in Section 5.04(a).

Article II
THE MERGER

Section 2.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02     Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., St. Louis, Missouri time, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Thompson Coburn LLP, One US Bank Plaza, St. Louis, Missouri 63101, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03     Closing Deliverables.

(a)       At or prior to the Closing, the Company shall deliver to Parent the following:

(i)     the Escrow Agreement duly executed by Stockholder Representative;

(ii)     resignations of the directors and officers of the Company Entities pursuant to Section 5.06;

(iii)     resolutions of the Company Board changing the authorized signatories on all banking and investment accounts of the Company and the Included Subsidiary from the prior signatories to signatories designated by Parent at least three (3) Business Days prior to the Closing;

(iv)      a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(v)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Merger, (2) all resolutions of the Special Committee authorizing the Taxable Distribution Transaction, and (3) resolutions of the Stockholders approving the Merger and the Taxable Distribution Transaction and adopting this Agreement, (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (C) the completion of the Taxable Distribution Transaction on or prior to the Closing Date;

(vi)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vii)     a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(viii)     at least three (3) Business Days prior to the Closing, the Closing Transaction Expenses Certificate and the Closing Corporate Liabilities Certificate;

(ix)     at least three (3) Business Days prior to the Closing, the Closing Indebtedness Certificate;

(x)     the Estimated Closing Working Capital Statement contemplated in Section 2.17(a);

(xi)     the Estimated Net Operating Loss Limitation Statement as contemplated in Section 2.17(a);

(xii)     the Consideration Spreadsheet contemplated in Section 2.18(a);

(xiii)     the FIRPTA Statement;

(xiv)     Payoff Letters with respect to all Indebtedness;

(xv)     the Excluded Entity Indemnity Agreement executed by the Excluded Entities;

(xvi)     a sublease for the benefit of Excluded Subsidiary Holding Company as sublessee, and the Surviving Corporation as sublessor, for the location in Poway, California in form and substance reasonably acceptable to Parent and the Company;

(xvii)     an agreement in form and substance reasonably acceptable to Parent, the Company, and the Excluded Entities executed by Parent, the Company, and the Excluded Entities pursuant to which the parties to such agreement agree from and after the Closing (A) that the Excluded Entities shall not use any designation incorporating the term or name “UGSI” in the field of use comprising (1) the manufacture, sale, supply or installation of polymer pipe including, but not limited to, polyvinylchloride (PVC), high density polyethylene (HDPE), polyethylene (PE), polypropylene (PP), and other composite polymer materials, for water, sewer, power, telecommunications, process water, industrial or conduit applications, and (2) the rental, lease, or provision (but not including sale) of thermal butt fusion equipment and/or services, but specifically excluding the field of use of (Y) lining or coating of non-polymer pipes and (Z) the sale or installation of above ground process pipes smaller than eight (8) inches in diameter provided such pipe are not butt fused (collectively, the “Company Entity Field of Use”); (B) that the Company Entities shall not to use any designation incorporating the term or name “UGSI” in the field of use comprising (1) equipment for treating and processing water, wastewater, and processing water for industrial, municipal, and commercial applications, and (2) coating and lining metallic pipe for use in the oil, gas, and water industries and associated activities (collectively, the “Excluded Entity Field of Use”); (C) the Excluded Entities agree not to oppose registration of a trademark including the term or name “UGSI” by Parent or its Affiliates (including the Company) in the Company Entity Field of Use; and (D) Parent and its Affiliates (including the Company) agree not to oppose registration of a trademark including the term or name “UGSI” by the Excluded Entities in the Excluded Entity Field of Use;

(xviii)     terminations and renewals with respect to those Contracts to be terminated or renewed as set forth in Section 2.03(a)(xviii) of the Disclosure Schedules (with such form of termination and renewal in a form reasonably acceptable to Parent) and proof of payment of all costs and expenses associated with the termination of the Contract listed in item number 4 in Section 2.03(a)(xviii) of the Disclosure Schedules (the “Contract Termination Fee”);

(xix)     the third party consents, approvals, notices, releases, waivers and information described in Section 5.12 and in Section 7.02(d) of the Disclosure Schedules;

(xx)     access to all corporate books and records for the Company and the Included Subsidiary; and

(xxi)     such other documents or instruments as Parent reasonably requests that are reasonably necessary to consummate the transactions contemplated by this Agreement and that are in form and substance reasonably agreeable to the Company.

(b)       At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)     the Escrow Agreement duly executed by Parent;

(ii)     payment to the Exchange Agent by wire transfer of immediately available funds of an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 2.08 in exchange for Shares and Section 2.09 in exchange for cancellation of In-Money Options held by non-employees of the Company;

(iii)     payment to the Company or its designated payroll service provider by wire transfer of immediately available funds an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 2.09 in exchange for cancellation of In-Money Options held by Company Entity Optionholders;

(iv)     payment to each Excluded Entity or its designated payroll service provider by wire transfer of immediately available funds an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 2.09 in exchange for cancellation of In-Money Options held by the Excluded Entity Optionholders and employed by such Excluded Entity;

(v)     payment to the Escrow Agent by wire transfer of immediately available funds of the Indemnification Escrow Amount, the Purchase Price Adjustment Escrow Amount and the Stockholder Representative Expense Amount as set forth in Section 2.12;

(vi)     payment to third parties by wire transfer of immediately available funds of that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

(vii)     payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds of that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;

(viii)     a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(ix)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(xi)     such other documents or instruments as the Company reasonably requests that are reasonably necessary to consummate the transactions contemplated by this Agreement and that are in form and substance reasonably agreeable to Parent.

Section 2.04     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05     Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06     Certificate of Incorporation; By-laws. At the Effective Time, subject to Section 5.08 hereof, (a) the certificate of incorporation of the Company shall be amended in the Merger to read in its entirety as set forth on Exhibit H attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.07     Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.08     Effect of the Merger on Stock of Parent, Merger Sub and the Company. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)     Cancellation of Certain Company Common Stock and Certain Company Preferred Stock. Shares of Company Common Stock and Company Preferred Stock (the “Shares”) that are owned by the Company (as treasury stock or otherwise) or any of the Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)     Conversion of Company Common Stock and Company Preferred Stock. Each Share issued and outstanding immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction), other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares, shall be converted into the right to receive the Closing Per Share Merger Consideration applicable to such Shares, in cash, without interest, together with any amounts that may become payable in respect of such Shares in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of any Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein. To the extent that any Stockholder owes any amount to a Company Entity as a loan secured by Shares, the Merger Consideration applicable to such Shares shall be applied to repay such loan and the excess Merger Consideration, if any, shall thereafter be paid to such Stockholder in accordance with this Agreement.

(c)     Conversion of Merger Sub Capital Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09     Treatment of In-Money Options; Warrant; Corporate Actions.

(a)     At the Effective Time, each In-Money Option that is outstanding and unexercised immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction), whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any additional action on the part of the Optionholder or any other Person, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to such In-Money Options (i) an amount in cash, without interest, equal to the product of (x) the aggregate number of Shares subject to such In-Money Option, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per share exercise price under such In-Money Option, and (ii) any amounts that may become payable in respect of such In-Money Option in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of any Post-Closing Adjustment, in each case, at the respective times and subject to the contingencies specified herein and therein. After the Effective Time, each In-Money Optionholder shall only be entitled to the payments described in this Section 2.09(a). All Out-of-Money Options shall be cancelled and shall not have any right to receive any Merger Consideration in respect thereof. The Warrant shall be cancelled and shall not have any right to receive any Merger Consideration in respect thereof.

(b)     At or prior to the Effective Time, the Company and the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.09(a) and (ii) cause the Stock Option Plan and all stock option agreements to terminate at or prior to the Effective Time.

Section 2.10     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction) (other than Shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not consented to the adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11     Surrender and Payment.

(a)     At the Effective Time, all Shares and all Options outstanding immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction) shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each Stockholder and each Optionholder shall cease to have any rights as a stockholder or an optionholder of the Company.

(b)     Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)     As promptly as practicable following the Closing Date and in any event no later than thirty (30) calendar days thereafter, the Exchange Agent shall mail to each Stockholder a letter of transmittal in substantially the form attached as Exhibit B (a “Letter of Transmittal”) and instructions for use in effecting the surrender of such Stockholder’s certificate formerly representing any Shares (each, a “Certificate”) in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b). The Exchange Agent shall, as soon as practicable thereafter, but no later than ten (10) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, pay to the holder of such Certificate a cash amount as provided in Section 2.08(b) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction) represented Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(b). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11.

(d)     As promptly as practicable following the Closing Date and in any event no later than thirty (30) calendar days thereafter, the Company shall mail to each In-Money Optionholder an option termination agreement substantially in the form attached as Exhibit C (an “Option Termination Agreement”) and instructions for completing, executing and returning such Option Termination Agreement in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.09. With respect to Company Entity Optionholders, Parent shall cause the Surviving Corporation or its designated payroll service provider to deliver to such Company Entity Optionholder the cash amount such Company Entity Optionholder has the right to receive pursuant to Section 2.09(a) on the next regularly scheduled payroll date that is at least ten (10) Business Days after Parent’s receipt of an Option Termination Agreement with respect to such Optionholder duly completed and validly executed in accordance with the instructions thereto and any other customary documents that Parent may reasonably require in connection therewith (collectively, the “Option Termination Documents”). With respect to each Excluded Entity Optionholder, the Excluded Entity that employs such Excluded Entity Optionholder shall deliver or cause its designated payroll service provider to deliver to such Excluded Entity Optionholder the cash amount such Excluded Entity Optionholder has the right to receive pursuant to Section 2.09(a) on the next regularly scheduled payroll date that is at least ten (10) Business Days after Parent’s receipt of the Option Termination Documents. With respect to a non-employee Optionholder who is an In-Money Optionholder, the Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of the Option Termination Documents, pay to such Optionholder a cash amount as provided in Section 2.09(a) with respect to the In-Money Options in respect of which the Option Termination Agreement was delivered. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon delivery of any Option Termination Agreement.

(e)     Each Stockholder and In-Money Optionholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate, and in respect of the In-Money Options cancelled pursuant to Section 2.09(a), from the Escrow Funds as provided in this Agreement and the Escrow Agreement and on account of any Post-Closing Adjustment, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Stockholders or the In-Money Optionholders on the Merger Consideration.

(f)     If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)     Any portion of the Merger Consideration that remains unclaimed by the Stockholders and Optionholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand at the discretion of Parent, and any such Stockholder or Optionholder who has not exchanged Certificates or delivered Option Termination Agreements for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of any Post-Closing Adjustment to which the Stockholders or Optionholders may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates or In-Money Options for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders or Optionholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h)     Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.12     Escrow Funds. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent:

(a)     the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Stockholders and Optionholders set forth in Article VIII and the obligations pursuant to Section 2.17(d), Section 5.08 and Article VI;

(b)     the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”), to be held for the purpose of securing the obligations of the Stockholders and Optionholders in Section 2.17(d) and Article VI; and

(c)     the Stockholder Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Stockholder Representative Expense Fund” and together, with the Indemnification Escrow Fund and the Purchase Price Adjustment Escrow Fund, the “Escrow Funds”), to be held for the purpose of funding any expenses of Stockholder Representative arising in connection with the administration of Stockholder Representative’s duties in this Agreement after the Effective Time.

Section 2.13     No Further Ownership Rights in Company Common Stock, Company Preferred Stock And Options. All Merger Consideration paid or payable upon the surrender of Certificates, and all Merger Consideration paid or payable in respect of the In-Money Options, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates and such In-Money Options, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates and In-Money Options are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.14     Adjustments. The Closing Per Share Merger Consideration and any other amounts payable per share pursuant to this Agreement shall be determined promptly following the consummation of the Taxable Distribution Transaction. Without limiting the foregoing, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur other than the Taxable Distribution Transaction, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Closing Per Share Merger Consideration and any other amounts payable per share pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.15     Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.16     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.17     Working Capital and Net Operating Loss Limitation Adjustment.

(a)           Closing Adjustment – Estimated Closing Net Working Capital; Intercompany Obligations.

(i)     At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated consolidated balance sheet of the Company as of the Closing Date (giving effect to the transactions contemplated herein and the Taxable Distribution Transaction), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with the methods, principles and procedures set forth in Section 2.17 of the Disclosure Schedules. At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of the Net Operating Loss Limitation (the “Estimated Net Operating Loss Limitation”), which statement shall contain an estimated calculation of the Net Operating Loss Limitation as of the Closing Date prepared in accordance with the methods, principles and procedures set forth in Exhibit G attached hereto (the “Estimated Net Operating Loss Limitation Statement”). The Parent shall have a reasonable opportunity to review and approve the calculations described in the Estimated Closing Working Capital Statement and the Estimated Net Operating Loss Limitation Statement, which approval will not be unreasonably withheld.

(ii)     The “Estimated Closing Adjustment” shall be the amount by which the Target Working Capital exceeds the Estimated Closing Working Capital or, conversely, the amount by which the Estimated Closing Working Capital exceeds the Target Working Capital, as applicable. If the Target Working Capital exceeds the Estimated Closing Working Capital, the Estimated Closing Adjustment shall be subtracted in the calculation of the Closing Merger Consideration. If the Estimated Closing Working Capital exceeds the Target Working Capital, the Estimated Closing Adjustment shall be added in the calculation of the Closing Merger Consideration.

(iii)     Prior to Closing, (A) all indebtedness owed by any Excluded Entity to any Company Entity, and by any Company Entity to any other Company Entity or any Excluded Entity, (in each case other than such indebtedness that is transferred and assigned to the Excluded Entities as Transferred Assets and Liabilities) shall be settled, and (B) all bonus amounts associated with the 2015 Incentive Bonus Plan shall be paid.

(b)          Post-Closing Adjustments.

(i)     Within ninety (90) days after the Closing Date, subject to any delay in the preparation of Tax Returns, Parent shall prepare and deliver to Stockholder Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited consolidated balance sheet of the Company as of the Closing Date (giving effect to the transactions contemplated herein and the Taxable Distribution Transaction), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with the methods, principles and procedures set forth in Section 2.17 of the Disclosure Schedules.

(ii)     Within ninety (90) days after the Closing Date, subject to any delay in the preparation of Tax Returns, the Stockholder Representative shall prepare and deliver to Parent a statement setting forth its calculation of the Net Operating Loss Limitation prepared in accordance with the methods, principles and procedures set forth in Exhibit G attached hereto (the “Net Operating Loss Limitation Statement”).

(c)           Examination and Review.

(i)     Examination. After Stockholder Representative’s or Parent’s, as applicable (each, a “Receiving Party”), receipt of the Closing Working Capital Statement or the Net Operating Loss Limitation Statement, as applicable (each, a “Statement”), from Parent or Stockholder Representative, as applicable (each, a “Delivering Party”, and such term shall include both Parent and Surviving Corporation with respect to the Closing Working Capital Statement), the Receiving Party shall have forty-five (45) days (the “Review Period”) to review the applicable Statement. During the Review Period, the Receiving Party and its accountants shall have reasonable access to the books and records of the Delivering Party and work papers prepared by Delivering Party and/or its accountants solely to the extent that they relate to such Statement and to such historical financial information (to the extent in the Delivering Party’s possession) relating to such Statement as the Receiving Party may reasonably request for the purpose of reviewing such Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of the Delivering Party.

(ii)     Objection. On or prior to the last day of the Review Period, a Receiving Party may object to the applicable Statement by delivering to the Delivering Party a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (a “Statement of Objections”). If a Receiving Party fails to deliver a Statement of Objections before the expiration of the applicable Review Period, such Statement shall be deemed to have been accepted by the Receiving Party. If the Receiving Party delivers a Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of such Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, such Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii)     Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in a Statement of Objections before expiration of a Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, Parent and Stockholder Representative shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make adjustments to the applicable Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only resolve any Disputed Amounts and may not include any findings or rewards for any other amounts. The Independent Accountant’s decision with respect to each Disputed Amount must be within the range of values assigned to each such item in the applicable Statement and Statement of Objections, respectively.

(iv)     Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders and Optionholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available.

(v)     Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the applicable Statement shall be conclusive and binding upon the parties hereto.

(vi)     As used herein, “Final Closing Working Capital” shall mean the Closing Working Capital either (1) as set forth in the Closing Working Capital Statement, or (2) as adjusted to reflect any changes agreed to by the parties or determined by the Independent Accountant pursuant to this Section 2.17(c).

(vii)     As used herein, “Final Net Operating Loss Limitation” shall mean the Net Operating Loss Limitation either (1) as set forth in the Net Operating Loss Limitation Statement, or (2) as adjusted to reflect any changes agreed to by the parties or determined by the Independent Accountant pursuant to this Section 2.17(c).

(d)           Payment of Post-Closing Adjustment.

(i)     The “Post-Closing Working Capital Adjustment” shall be an amount equal to the Final Closing Working Capital minus the Estimated Closing Working Capital.

(ii)     The “Post-Closing Net Operating Loss Limitation Adjustment” shall be an amount equal to the Final Net Operating Loss Limitation minus the Estimated Net Operating Loss Limitation.

(iii)     A “Post-Closing Adjustment” shall mean either of the Post-Closing Working Capital Adjustment or the Post-Closing Net Operating Loss Limitation Adjustment. The Post-Closing Working Capital Adjustment and the Post-Closing Net Operating Loss Limitation Adjustment shall each be determined separately pursuant to this Section 2.17. If any disbursements, distributions or payments resulting from the Post-Closing Working Capital Adjustment are to be made contemporaneously with any disbursements, distributions or payments resulting from the Post-Closing Net Operating Loss Limitation Adjustment, such disbursements, distributions or payments may be combined together or netted against each other, as applicable.

(iv)     If a Post-Closing Adjustment is a negative number, Stockholder Representative and Parent shall, within five (5) Business Days after the final determination of such Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to Parent, such Post-Closing Adjustment. If the Parent is entitled to a disbursement from the Purchase Price Adjustment Escrow Fund pursuant to this Section 2.17(d) and the applicable Post-Closing Adjustment is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Stockholder Representative and Parent shall jointly instruct the Escrow Agent to disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds to Parent the amount by which such Post-Closing Adjustment exceeds the amount in the Purchase Price Adjustment Escrow Fund (up to the amount in the Indemnification Escrow Fund).

(v)     If a Post-Closing Adjustment is a positive number, Parent shall, within five (5) Business Days after the final determination of such Post-Closing Adjustment, (A) deposit with the Excluded Subsidiary Holding Company an amount equal to the Excluded Subsidiary Holding Company Portion of such Post-Closing Adjustment, (B) deposit with the Exchange Agent, for distribution to the Stockholders and non-employee In-Money Optionholders in accordance with their Pro Rata Shares, such Stockholders’ and In-Money Optionholders’ aggregate Pro Rata Share of the Remaining Portion of such Post-Closing Adjustment, (C) with respect to each Company Entity Optionholder, deposit with the Surviving Corporation or its designated payroll service provider, for distribution to such Company Entity Optionholder in accordance with his or her Pro Rata Share, such Company Entity Optionholder’s aggregate Pro Rata Share of the Remaining Portion of such Post-Closing Adjustment, and (D) with respect to each Excluded Entity Optionholder, deposit with the Excluded Subsidiary Holding Company or its designated payroll service provider, for distribution to such Excluded Entity Optionholder in accordance with his or her Pro Rata Share, such Excluded Entity Optionholder’s aggregate Pro Rata Share of the Remaining Portion of such Post-Closing Adjustment.

(vi)     Within five (5) Business Days after any disbursement due to Parent with respect to the later to be determined of the determination of the Post-Closing Working Capital Adjustment and the Post-Closing Net Operating Loss Limitation Adjustment, Stockholder Representative and Parent shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) to the Excluded Subsidiary Holding Company an amount equal to the Excluded Subsidiary Holding Company Portion of any amounts remaining in the Purchase Price Adjustment Escrow Fund, (B) to the Exchange Agent, for distribution to the Stockholders and non-employee In-Money Optionholders in accordance with their Pro Rata Shares, such Stockholders’ and In-Money Optionholders’ aggregate Pro Rata Share of the Remaining Portion of any amounts remaining in the Purchase Price Adjustment Escrow Fund, (C) with respect to each Company Entity Optionholder, to the Surviving Corporation or its designated payroll service provider, for distribution to such Company Entity Optionholder in accordance with his or her Pro Rata Share, such Company Entity Optionholder’s aggregate Pro Rata Share of the Remaining Portion of any amounts remaining in the Purchase Price Adjustment Escrow Fund, and (D) with respect to each Excluded Entity Optionholder, to the Excluded Entity that employs such Excluded Entity Optionholder or its designated payroll service provider for distribution to such Excluded Entity Optionholder in accordance with his or her Pro Rata Share, such Excluded Entity Optionholder’s aggregate Pro Rata Share of the Remaining Portion of any amounts remaining in the Purchase Price Adjustment Escrow Fund. For the avoidance of doubt, prior to the final disbursement of the Purchase Price Adjustment Escrow Fund pursuant to this Section 2.17(d)(vi), amounts claimed by Parent in accordance with the Escrow Agreement and not objected to by Stockholder Representative in accordance with the Escrow Agreement may be disbursed from the Purchase Price Adjustment Escrow Fund to Parent as permitted in Article VI.

(vii)     Any amounts disbursed under this Section 2.17(d), other than amounts disbursed from an Escrow Fund, shall include interest, accruing at a rate equal to the rate of interest accruing on the Escrow Fund, from the Closing Date until the date paid.

(e)           Adjustments for Tax Purposes. Any payments made pursuant to Section 2.17 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.18     Consideration Spreadsheet.

(a)          At least three (3) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Financial Officer of the Company, which shall set forth, immediately prior to the Effective Time (but after the effective time of the Taxable Distribution Transaction), the following:

(i)     the names, mailing addresses and email addresses of all Stockholders and the number of Shares held by such Persons;

(ii)     the names, mailing addresses and email addresses of all In-Money Optionholders immediately prior to the Effective Time, together with the number of Shares subject to such In-Money Options so held by such In-Money Optionholders, the grant date and exercise price for such In-Money Options;

(iii)     detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number, Closing Per Share Merger Consideration and the Excluded Subsidiary Holding Company Portion;

(iv)     each Stockholder’s and In-Money Optionholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Closing Merger Consideration;

(v)     each Stockholder’s and In-Money Optionholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the amount to be contributed to each of the Escrow Funds; and

(vi)     identifying each In-Money Optionholder who is a Company Entity Optionholder or an Excluded Entity Optionholder;

(b)           The parties agree that Parent and Merger Sub shall be entitled to rely on and shall not be responsible for the information set forth in the Consideration Spreadsheet pursuant to Section 2.18(a)(i) and Section 2.18(a)(ii) above.

(c)           The parties agree that any payments and disbursements of the Closing Merger Consideration and the Escrow Funds to the Stockholders and In-Money Optionholders as provided in this Agreement and the Escrow Agreement shall be made through the Exchange Agent; provided, that to the extent any Stockholder or In-Money Optionholder is an employee of a Company Entity or Excluded Entity as of the date of such payment or disbursement, the parties agree to cause such amounts to be paid to the applicable Company Entity and Excluded Entity (or its designated payroll service provider) for payment and disbursement to the Stockholders and In-Money Optionholders.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof. Each disclosure made pursuant to a specific Section shall be deemed to be included in any other Section of the Disclosure Schedules to the extent that the relevance of any such information to any other Section of the Disclosure Schedules is reasonably apparent on the face of the information disclosed.

Section 3.01     Organization and Qualification of the Company Entities. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and the Included Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the state of Pennsylvania. Each of the Company Entities has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which each Company Entity is licensed or qualified to do business, and each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02     Authority; Board Approval.

(a)           The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement and approval of the Taxable Distribution Transaction by the affirmative vote or consent of (i) Stockholders representing a majority of the outstanding Shares, voting as a single class, and (ii) either the holders representing the majority of the outstanding shares of the Company Preferred Stock or the Preferred Stock Director as required by the Charter Documents (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger, the Taxable Distribution Transaction and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. When each Ancillary Document to which a Company Entity is or will be a party has been duly executed and delivered by such Company Entity (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           The Company Board, by resolutions either duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held, or adopted by unanimous written consent, and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Merger, each in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption and approval, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (the “Company Board Recommendation”).

(c)           The Special Committee, by resolutions either duly adopted by unanimous vote at a meeting of all of its members duly called and held, or adopted by unanimous written consent, and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof after receipt of such advice and opinions of advisors satisfactory to the Special Committee (i) determined that the Taxable Distribution Transaction is fair to, and in the best interests of, the Company and its Stockholders (other than Riverwood Capital and each other Eligible Stockholder who elects to participate in the Taxable Distribution Transaction), (ii) approved and declared advisable the Taxable Distribution Transaction in accordance with the DGCL, (iii) directed that the Taxable Distribution Transaction be submitted to the Stockholders for approval, and (iv) resolved to recommend that the Stockholders approve the Taxable Distribution Transaction (the “Special Committee Recommendation”). The Special Committee will not make any recommendation to the Stockholders regarding their participation in the Taxable Distribution Transaction.

Section 3.03     No Conflicts; Consents. Except as set forth in Section 3.03 of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby and the Taxable Distribution Transaction do not and will not, subject to obtaining the Requisite Company Vote: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents (“Charter Documents”) of any Company Entity; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Company Entity; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any material Permit affecting the properties, assets or business of a Company Entity; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of a Company Entity. Except as set forth on Section 3.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to a Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act.

Section 3.04     Capitalization.

(a)           The authorized capital stock of the Company consists of 2,000,000,000 shares of common stock, of which 622,080,895 shares are issued and outstanding and 900,000,000 shares of Series C preferred stock, of which 547,216,952 shares are issued and outstanding, each as of the close of business on the date of this Agreement.

(b)          Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, (ii) a list of all holders of outstanding In-Money Options, including the number of Shares subject to each such In-Money Option, the grant date, and the exercise price for such Option, and (iii) a list of all holders of outstanding Out-of-Money Options, including the number of Shares subject to each such Out-of-Money Option, the grant date, and the exercise price for such Option. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company’s tax returns and the Company’s financial statements, respectively, meets the requirement for exemption from Section 409A of the Code, and does not, whether by its terms or in connection with the transactions contemplated hereby, trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form. The terms of the Stock Option Plan allow for all Out-of-Money Options to be cancelled without any right to receive any Merger Consideration in respect thereof in accordance with the provisions of this Agreement.

(c)           Except for currently outstanding Options to purchase 113,274,000 shares of Company Common Stock which have been granted to employees, consultants or directors pursuant to the Stock Option Plan, a currently outstanding Warrant No. 2012-01 to purchase 3,000,000 shares of Company Common Stock (the “Warrant”), or as set forth in Section 3.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. Except as set forth in Section 3.04(c) of the Disclosure Schedules, there are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock or Company Preferred Stock. The terms of the Warrant allow for the Warrant to be cancelled as of the Effective Time without any right to receive any Merger Consideration in respect thereof in accordance with the provisions of this Agreement.

(d)           Except as set forth in Section 3.04(d) of the Disclosure Schedules, all issued and outstanding shares of Company Common Stock and Company Preferred Stock are, and all Shares which may be issued pursuant to the exercise of Options, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company’s Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock, Company Preferred Stock and Options were issued in compliance with applicable Law.

(e)           Except as set forth in Section 3.04(e) of the Disclosure Schedules, no outstanding Company Common Stock nor Company Preferred Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)           All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05     Subsidiaries.

(a)           Except as set forth in Section 3.05(a) of the Disclosure Schedules, the Company does not, or will not as of the Effective Time, directly or indirectly, own or have any interest in any shares or have an ownership interest in any other Person. Section 3.05(a) of the Disclosure Schedules sets forth the capitalization of the Included Subsidiary of the Company, including without limitation, the authorized, issued and outstanding capital stock or other equity securities of the Included Subsidiary. The Company is the beneficial and record owner of all capital stock and other equity securities of the Included Subsidiary.

(b)          No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Included Subsidiary is authorized or outstanding, and there is no commitment by any Company Entity to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Included Subsidiary or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right issued by the Included Subsidiary.

(c)           Except as set forth on Section 3.05(c) of the Disclosure Schedules, all issued and outstanding shares or other equity securities of the Included Subsidiary are (i) duly authorized, validly issued, fully paid and non-assessable; and (ii) free of any Encumbrances created by the Company or the Included Subsidiary in respect thereof.

(d)           There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Included Subsidiary or any of its securities.

Section 3.06     Financial Statements. Complete copies of the Company’s (a) audited consolidated financial statements consisting of the balance sheets of the Company as of December 31 in each of the years 2012, 2013 and 2014 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), (b) unaudited consolidated financial statements consisting of the balance sheet of the Company as of September 30, 2015 and the related consolidated statements of operations and cash flows for the nine-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), and (c) unaudited pro forma financial statements consisting of the Balance Sheet of the Company as of December 31, 2012, 2013 and 2014 and as of September 30, 2015 and the related pro forma statements of operations and cash flows for each year and the interim period then ended consolidating the financial information of all of the Company Entities but excluding the financial information of the Excluded Entities (the “Pro Forma Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition of the Company and the Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and the Subsidiaries for the periods indicated. The Pro Forma Financial Statements have been prepared based on the applicable Financial Statements and, except for the effects of income taxes, which have historically been recorded on the Company’s books on a consolidated basis (including the Excluded Entities), fairly present in all material respects the financial condition of the Company and the Included Subsidiary, as of their respective dates and the results of operations for the periods shown, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The consolidated balance sheet of the Company as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company as of September 30, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a system of accounting established and administered in accordance with GAAP.

Section 3.07     Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedules, no Company Entity has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise which exceed $50,000 (in the aggregate among both Company Entities) (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) product-related claims by customers of the Company Entities in the ordinary course of business. The Parent Indemnitees shall not be entitled to make a claim for indemnification pursuant to Article VIII for a breach of any representation or warranty in this Section 3.07 with respect to any matter in a subject area specifically addressed by another representation or warranty set forth in this Article III if the Company is not in breach of such other representation or warranty.

Section 3.08     Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, except as contemplated by the Taxable Distribution Transaction or as set forth in Section 3.08 of the Disclosure Schedules, there has not been, with respect to any Company Entity, any:

(a)     event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     amendment of the charter, by-laws or other organizational documents of a Company Entity;

(c)     split, combination or reclassification of any shares of its capital stock or other securities;

(d)     issuance, sale or other disposition of any of its capital stock or other securities (other than in connection with the exercise of Options outstanding on the date of this Agreement as required by the terms of such Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other securities;

(e)     with respect to the Company, declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)     material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)     material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)     entry into any Contract that would constitute a Material Contract, including any agreements or contracts with any of the Excluded Entities or with any Affiliate of the Company;

(i)     transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(j)     incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k)     transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet;

(l)     material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)     any capital investment in, or any loan to, any other Person, other than to the Excluded Entities;

(n)     acceleration, termination, material modification to or cancellation of any Material Contract;

(o)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any previously existing written agreements or required by applicable Law, (ii) change in the terms of employment for any employee, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant except as may be required by Section 2.09;

(p)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(r)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s)     except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)     purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(u)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(v)     change in or adoption of any method of Tax accounting; change or filing of any new Tax election; filing of an amended Tax Return; entry into any closing agreement; settlement of any material Tax claim or assessment; surrendering of any right to claim a refund of Taxes; consent to (or request) any extension or waiver of the limitation period applicable to any Tax claim or assessment; incurrence any Tax liability outside the ordinary course of business; failure to pay any Tax that becomes due and payable; or preparation or filing of any Tax Return in a manner inconsistent with past practice; or

(w)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09     Material Contracts.

(a)          Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts that are currently in force and to which a Company Entity is currently a party or bound, other than Contracts for the sale of products or services in the ordinary course of business (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”) and other than any Contract with the Financial Advisor:

(i)     each Contract of the Company Entities involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the applicable Company Entity without penalty or without more than ninety (90) days’ notice;

(ii)     all Contracts that require any Company Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)     all Contracts that provide for the indemnification by any Company Entity of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)     all Contracts that relate to the acquisition or disposition by a Company Entity of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)     all Contracts between a Company Entity and any of the Excluded Entities or with any Affiliate of the Company;

(vi)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Company Entity is a party;

(vii)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Company Entity is a party;

(viii)     except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company Entities;

(ix)     all Contracts with any Governmental Authority to which a Company Entity is a party (“Government Contracts”);

(x)     all Contracts that limit or purport to limit the ability of a Company Entity to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)     any Contracts to which a Company Entity is a party that provide for any joint venture, partnership or similar arrangement by the Company Entity;

(xii)     all collective bargaining agreements or Contracts with any Union to which a Company Entity is a party; and

(xiii)     all indemnification agreements with any Person who is now, or has been, an officer, director, employee or agent of the Company Entities to which a Company Entity is a party (“Indemnification Agreements”).

(b)          Except as set forth in Section 3.09(b) of the Disclosure Schedules, each Material Contract is valid and binding on the applicable Company Entity in accordance with its terms and is in full force and effect. No Company Entity or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth in Section 3.09(b) of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10     Title to Assets; Real Property.

(a)           Each Company Entity has good and valid title to, or a valid leasehold interest in, all personal property and other assets of such Person currently used in the business of the Company Entity. Section 3.10(a) of the Disclosure Schedules sets forth a listing of all personal property with an individual book value of at least $10,000 owned or leased by a Company Entity and currently used in the business of the Company Entity. Each Company Entity has a valid leasehold interest in all Real Property that it uses in the business of the Company Entity. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)     those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)     liens for Taxes not yet due and payable;

(iii)     mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of any Company Entity, as applicable;

(iv)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of any Company Entity;

(v)     statutory liens to secure obligations to landlords, lessors or renters or any other encumbrances set forth in any written leases or rental agreements disclosed to Parent; or

(vi)     other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of any Company Entity.

(b)           Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by a Company Entity, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. Neither the Company nor any Company Entity owns or has owned any Real Property. With respect to leased Real Property, the Company has provided Parent true, complete and correct copies of any leases affecting the Real Property. No Company Entity is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company Entities’ businesses does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Company’s Knowledge, there are no Actions, audits, subpoenas or investigations pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11     Condition and Sufficiency of Assets. Except as set forth in Section 3.11(a) of the Disclosure Schedules, the fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such fixtures, machinery, equipment, vehicles or other items of tangible personal property is in need of maintenance or repair except for (a) ordinary, routine maintenance and repairs that are not material in nature or cost, and (b) other maintenance or repairs that do not exceed $10,000 individually or $30,000 in the aggregate. Except as set forth in Section 3.11(b) of the Disclosure Schedules, the fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company Entities, together with all other properties and assets of the Company Entities, are sufficient for the continued conduct of the Company Entities’ businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company Entities as currently conducted. None of the assets of the Excluded Entities are used in the business of the Company Entities.

Section 3.12     Intellectual Property.

(a)           Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars.

(b)          Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements and all Contractor License Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Except as set forth on Section 3.12(b)of the Disclosure Schedules, each Company IP Agreement is valid and binding on the applicable Company Entity in accordance with its terms and is in full force and effect. No Company Entity nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)         Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company Entities are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owners of all right, title and interest in and to the Company Intellectual Property, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of their respective current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company Entities have entered into binding, written agreements substantially in the forms of the Non-Disclosure of Confidential Information and Trade Secrets Agreements made available to Parent and its Representatives with every current employee and with any former employee hired on or after January 1, 2006, and with every current and, to Company’s Knowledge, any former independent contractor.

(d)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Entities’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company Entities’ businesses or operations as currently conducted.

(e)          The Company Entities’ rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company Entities have taken reasonable steps in regard to trade secrets included in the Company Intellectual Property, including requiring any third parties who are to receive trade secrets to execute confidentiality agreements acknowledging the confidentiality of such information and acknowledging the Company’s sole and exclusive ownership of such trade secrets, and restricting access to and dissemination of trade secrets.

(f)           To the Company’s Knowledge, the conduct of the Company Entities’ businesses as currently and formerly conducted, and the products, processes and services of the Company Entities, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property, except as set forth in Section 3.12(f) of the Disclosure Schedules.

(g)           Except as set forth in Section 3.12(g) of the Disclosure Schedules, there are no Actions (including any oppositions, interferences or re-examinations), or audits, subpoenas, governmental investigations or inquiries of which the Company has received notice, settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company Entities’ rights with respect to any Company Intellectual Property; or (iii) by a Company Entity or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. No Company Entity is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13     Inventory. The inventory of the Company Entities reflected on the interim Pro Forma Financial Statements and the inventory acquired after the date thereof consists of a quality and quantity usable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Financial Statements. All such inventory is owned by the Company Entities, free and clear of all Encumbrances, except for Permitted Encumbrances, and no inventory is held on a consignment basis.

Section 3.14     Accounts Receivable. Except as set forth in in Section 3.14 of the Disclosure Schedules, the accounts receivable reflected on the Closing Working Capital Statement and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company Entities, the sale of goods or the rendering of services, in the ordinary course of business consistent with past practice; (b) constitute only valid, and to the Company's Knowledge, undisputed claims of the Company Entities, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to an adequate reserve for bad debts shown on the Closing Working Capital Statement or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company Entities, are collectible in full within six (6) months after billing, or eighteen (18) months after billing with respect to any accounts receivable the collectability of which is supported by a payment surety bond available to the respective Company Entity after Closing. The reserve for bad debts shown on the Closing Working Capital Statement or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company Entities have been determined in accordance with GAAP, consistently applied.

Section 3.15     Customers and Suppliers.

(a)           Section 3.15(a) of the Disclosure Schedules sets forth the ten (10) largest customers of the Company Entities on a consolidated basis in each of the last three (3) completed fiscal years based on the amount of goods or services rendered (collectively, the “Material Customers”); and the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, no Company Entity has received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with any Company Entity in each case as a result of any disagreement with any Company Entity.

(b)           Section 3.15(b) of the Disclosure Schedules sets forth the five (5) largest suppliers of the Company Entities on a consolidated basis in each of the last three (3) completed fiscal years (collectively, the “Material Suppliers”); and the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, no Company Entity has received any notice, and the Company has no Knowledge, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to any Company Entity or to otherwise terminate or materially reduce its relationship with any Company Entity.

Section 3.16     Insurance. Section 3.16(a) of the Disclosure Schedules sets forth a list of all policies or binders of insurance owned or held by or on behalf of the Company Entities for the current period that includes the date hereof under which any Company Entity is the primary insured, other than policies and/or insurance related to the Benefit Plans (the “Insurance Policies”), which list includes: (a) the insurer; (b) the policy number; (c) the date of expiration; (d) coverage limits; and (e) a statement describing each claim under such policy for an amount in excess of $50,000, in each case during the past four (4) years. All of the Insurance Policies are in full force and effect. Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no outstanding unpaid material claims under any such policy. Since the respective dates of the Insurance Policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by any Company Entity. Other than related to the Benefit Plans, no Company Entity has any self-insurance or co-insurance programs. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid or accrued. No notice of cancellation or termination has been received with respect to any such policies and no policy has been involuntarily canceled within the past twenty-four (24) months, other than termination notices sent in the ordinary course of business prior to the renewal of annual policies. Except as set forth in Section 3.16(c) of the Disclosure Schedules, there is no claim by any Company Entity pending under any such policy as to which coverage has been denied or disputed by the underwriters of such policies or to which a reservation of rights letter has been issued. Except as set forth in Section 3.16(c) of the Disclosure Schedules, there have been no material claims by any Company Entity within the past twenty-four (24) months under any such policies as to which coverage has been denied by the underwriters of such policies.

Section 3.17     Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions, nor to the Company’s Knowledge, audits, subpoenas or investigations pending, nor, to the Company’s Knowledge, threatened against or by any Company Entity, including, without limitation any such Action, audit, subpoena or investigation that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Taxable Distribution Transaction. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action, audit, subpoena or investigation.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company Entity any of their respective properties or assets.

Section 3.18     Compliance With Laws; Permits.

(a)           Except as set forth in Section 3.18(a) of the Disclosure Schedules, each Company Entity has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)          All material Permits required for each Company Entity to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such material Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current material Permits issued to the Company Entities, including the names of the material Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19     Environmental Matters.

(a)           Each Company Entity is currently in material compliance with all Environmental Laws and, since January 1, 2011, has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law.

(b)           Each Company Entity has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of such Company Entity and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company Entities through the Closing Date in accordance with Environmental Law, and to the Company’s Knowledge, there is no environmental condition, event or circumstance that would reasonably be expected to materially prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of any Company Entity as currently carried out.

(c)           No real property currently or formerly owned, operated or leased by any Company Entity is listed on, or, to the Company’s Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Company Entity or any real property currently or, to the Company’s Knowledge, formerly owned, operated or leased by any Company Entity which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Company Entity.

(e)           Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks for the storage of Hazardous Materials and which are owned or operated by the Company Entities. For the avoidance of doubt, aboveground and underground storage tanks do not include non-stationary drums and other containers with a volume of 55 gallons or less.

(f)            Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site treatment, storage, or disposal facilities or locations used by the Company Entities and any predecessors in the past five (5) years for the disposal of Hazardous Waste as to which any Company Entity may retain liability, and, to the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(g)           No Company Entity has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)           No Company Entity has managed, directed or conducted the operations of any Excluded Entity regarding the use or disposal of Hazardous Materials or compliance with environmental regulations.

(i)           The Company has provided or otherwise made available to Parent and listed in Section 3.19(i) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company Entities related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 3.20     Employee Benefit Matters.

(a)     Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company Entities or any of their ERISA Affiliates or any spouse or dependent of such individual, or under which the Company Entities or any of their ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision or a similar provision which would be triggered by the transactions contemplated by this Agreement.

(b)     With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)     Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) and has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)     Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans, excluding from consideration any such Liability incurred or reasonably expected to be incurred in the ordinary course of operation of any Benefit Plan disclosed on Section 3.20(a) of the Disclosure Schedules (such as payment of premiums, employer contributions and payment of benefits in the ordinary course); (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)     With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied; (iii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA.

(f)     Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates. Except as otherwise set forth in Section 3.20(f) of the Disclosure Schedules, the Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)     Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)     Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)     Except in connection with the transactions contemplated by this Agreement, there has been no amendment to, announcement by any Company Entity relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable, other than such amendments, announcements or changes in the ordinary course of business consistent with past practices. No Company Entity has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, materially amend, materially modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)     Each Benefit Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No Company Entity has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)     Each individual who is classified by any Company Entity as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)     Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company Entities to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(m)     All Benefit Plans that are group health plans have been operated and administered in material compliance with the Patient Protection and Affordable Care Act, and applicable regulations and guidance thereunder. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or any ERISA Affiliate, or with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a tax or penalty under Sections 4980D or 4980H of the Code.

Section 3.21     Employment Matters.

(a)     Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company Entities as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) whether such individual is participating in any commission, bonus or other incentive-based compensation. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company Entities for services performed on or prior to the date hereof have been paid in full (or included in the Estimated Closing Working Capital Statement).

(b)     No Company Entity is, and or has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Company Entity or any of its employees. No Company Entity has any duty to bargain with any Union.

(c)     Each Company Entity is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any Company Entity as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. Except to the extent that any such misclassification would not result in any material Liability, all employees of the Company Entities classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company Entities pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Company Entity, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)     Each Company Entity has complied in all material respects with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

(e)     With respect to each Government Contract, the Company is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22     Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)     All Tax Returns required to be filed on or before the Closing Date by the Company Entities have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects and there is no position taken on any Tax Return for which there is not substantial authority within the meaning of Code Section 662. All Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been, or will be, timely paid. No Company Entity is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)     Each Company Entity has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. Each Person classified as an employee or independent contractor has been property classified as such.

(c)     Each Company Entity has properly collected and remitted sales and use and similar Taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.

(d)     No claim has been made by any taxing authority in any jurisdiction where the Company Entities do not file Tax Returns that any Company Entity is, or may be, subject to Tax by that jurisdiction.

(e)     No Company Entity is a resident for Tax purposes or has a branch, permanent establishment, agency or other Tax presence in any country other than its country of organization. Section 3.22(e) of the Disclosure Schedules lists all states, counties, cities and other foreign and domestic taxing jurisdictions in which any Company Entity filed or will file Tax Returns prior to the Closing Date with respect to Tax periods beginning after December 31, 2008 or to which any Tax is properly payable by any Company Entity.

(f)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company Entities.

(g)     The amount of the Company Entities’ Liability for unpaid Taxes for all periods ending on or before September 30, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Entities’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Entities (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(h)     No Company Entity has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Governmental Authority). No Company Entity has adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (A) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or foreign Law) or (B) the method described in Treasury Regulation Section 1.451-5(b)(l)(ii) (or any similar method under state or local Law).

(i)     No Company Entity will be required to include any income by reason of the triggering of deferred items into income pursuant to Treasury Regulations Section 1.1502-13 or any excess loss account under Treasury Regulations Section 1.1502-19, in each case by reason of the transactions contemplated by this Agreement.

(j)     Neither the Company nor any Company Entity has made any payment and is not obligated to make any payment that will not be deductible under Code Section 280G.

(k)     No Company Entity has suffered any reduction of its tax attributes (including, without limitation, the adjusted tax basis of the stock of the Included Subsidiary in the hands of the Company) described in either (i) Treasury Regulations Section 1.1502-36(d)(4)(i) or (b) Treasury Regulations Section 1.1502-28.

(l)     Other than an ownership change that occurred on January 17, 2006, no Company Entity has ever suffered an ownership change within the meaning of Section 382(g) of the Code.

(m)     No Company entity has any carryforward of unused Section 382 limitation pursuant to Section 382(b)(2) of the Code.

(n)     None of the net operating losses of the Company Entities are subject to, or have ever been subject to, the separate return limitation year provisions of Treasury Regulations Section 1.1502-21(c).

(o)     Section 3.22(o) of the Disclosure Schedules sets forth:

(i)     the taxable years of the Company Entities as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)     those years for which examinations by the taxing authorities have been completed; and

(iii)     those taxable years for which examinations by taxing authorities are presently being conducted.

(p)     All deficiencies asserted, or assessments made, against any Company Entity as a result of any examinations by any taxing authority have been fully paid.

(q)     There are no ongoing or pending Actions by any taxing authority against a Company Entity. No Company Entity has received from any foreign, federal, state, or local taxing authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against any Company Entity.

(r)     The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company Entities for all Tax periods ending on or after December 31, 2008.

(s)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company Entities.

(t)     No Company Entity is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(u)     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company Entities.

(v)     No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than a consolidated group of which the Company is the one common parent. No Company Entity has Liability for Taxes of any Person (other than the Company Entities) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(w)     The Company Entities will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)     an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)     a prepaid amount received on or before the Closing Date;

(iv)     any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)     any election under Section 108(i) of the Code.

(x)     No Company Entity is, nor has any Company Entity been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(y)     No Company Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(z)     In the past five (5) years, no Company Entity has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code.

(aa)     No Company Entity is, and no Company Entity has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(bb)     There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company Entities under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

Section 3.23     Books and Records; Bank Accounts. The minute books and stock record books of the Company Entities, all of which have been made available to Parent, are complete and correct in all material respects with respect to the period of time beginning January 1, 2006 through the date of this Agreement, except for written consents or minutes of meetings with respect to the review or approval of the transactions contemplated by this Agreement, for which drafts or summaries of the proposed resolutions to be approved in such written consents or meetings will be made available to Parent. The minute books of the Company Entities contain materially accurate and materially complete records of all meetings, and actions taken by written consent of, the stockholders, the Company Entities’ board or other governing body and any committees thereof, and no material meeting, or material action taken by written consent, of any such stockholders, board, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the books and records of the Company Entities will be in the possession of the Company Entities. Section 3.23 of the Disclosure Schedules identifies all bank accounts of the Company Entities, including the relevant financial institutions, account numbers and all parties signatory to such accounts.

Section 3.24     Related Party Transactions. Except for agreements that can be cancelled upon thirty days’ notice without liability to the Company or as set forth in Section 3.24 of the Disclosure Schedules, no Excluded Entity, or any officer, director or shareholder of the Company Entities or the Excluded Entities, or any Person owning 5% or more of the Shares (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon any Company Entity or any of its assets, rights or properties, other than employment and indemnification agreements between the Company and its directors and officers which are disclosed in Section 3.09 of the Disclosure Schedules, or has any interest in any property owned by any Company Entity or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.25      Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or any Subsidiary.

Section 3.26     Warranties. Section 3.26 of the Disclosure Schedules sets forth copies of the standard terms and conditions of service (containing standard warranty provisions) and any material exceptions to such standard terms and conditions that remain outstanding for the services of the Company Entities. During the past three (3) years, no Company Entity has incurred any material loss arising out of a warranty claim relating to a service or good provided by a Company Entity, except as set forth in Section 3.26 of the Disclosure Schedules.

Section 3.27     Foreign Corrupt Practices Act. No Company Entity nor any director, officer, employee or agent of the Company Entities acting in their respective capacities on behalf of the Company Entities, has: (i) given, offered or promised to offer anything of value to any foreign official for the purposes of gaining or retaining business or otherwise influencing the action of that foreign official, or for any other corrupt purpose; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds of the Company Entities for purposes of influencing the decisions of that foreign or domestic government official or employee; (iii) made any bribe, payoff, influence payment, kickback or other similar payment in connection with the business of the Company Entities in violation of applicable Law; or (iv) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other anti-corruption Law (collectively, the “Anti-Corruption Laws”) in connection with the business of the Company Entities, and each Company Entity has instituted and maintains policies and procedures, including, without limitation, policies and procedures with regard to the maintenance of books and records, designed to ensure compliance therewith. For the purposes of this Section 3.27, a foreign official includes employees of state-owned enterprises, members of political parties and government employees.

Section 3.28     Disclaimer. Except for the representations and warranties contained in this Agreement or any Ancillary Document (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Company, and Company disclaims any other representations or warranties, including any representation or warranty as to the accuracy, appropriateness, completeness, suitability or sufficiency of any information (whether written or oral) regarding the Company furnished or made available to Parent or any of its Representatives (including any information, documents or material delivered to Parent or otherwise made available to Parent in the electronic document site established by Merrill Corporation on behalf of the Company, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability, cost estimates, financial projections or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01     Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act.

Section 4.03     No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04     Brokers. Except for D.A. Davidson & Co, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05     Sufficiency of Funds. Parent has sufficient cash on hand or other sources of funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06     Legal Proceedings. There are no Actions, nor to Parent’s or Merger Sub’s knowledge, audits, subpoenas or investigations, pending nor to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action, audit, subpoena or investigation.

Article V
COVENANTS

Section 5.01     Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement (including the consummation of the Taxable Distribution Transaction) or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause the Included Subsidiary to (x) conduct the business of the Company and the Included Subsidiary in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Included Subsidiary and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company or the Included Subsidiary, as applicable. Without limiting the foregoing, from the date hereof until the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedules, the Company shall, and shall cause the Included Subsidiary to:

(a)     preserve and maintain all of its Permits;

(b)     pay its debts, Taxes and other obligations when due;

(c)     maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)     continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)     defend and protect its properties and assets from infringement or usurpation;

(f)     perform all of its material obligations under all Contracts relating to or affecting its properties, assets or business;

(g)     maintain its books and records in accordance with past practice;

(h)     comply in all material respects with all applicable Laws;

(i)     not make any material capital expenditures;

(j)     not allow the imposition of any new Encumbrance upon any of its properties, capital stock or assets, tangible or intangible; and

(k)     not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02     Access to Information.

(a)     From the date hereof until the Closing, the Company shall, and shall cause the Included Subsidiary to (i) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to each Company Entity, as applicable; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to each Company Entity as Parent or any of its Representatives may reasonably request; and (iii) instruct the Representatives of each Company Entity to cooperate with Parent in its investigation of the Company. Without limiting the foregoing, the Company shall, and shall cause the Included Subsidiary to, permit Parent and its Representatives to conduct environmental due diligence of each Company Entity and the Real Property, including the collecting and analysis of samples of indoor or outdoor air and conducting a Phase I environmental site assessment performed in accordance with current ASTM standards, but expressly excluding any and all invasive testing, soil borings or any type of sampling or testing which breaks the plane of the Real Property without the Company’s prior written consent. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything to the contrary in this Agreement, no Company Entity shall be required to disclose (i) any information to Parent if such disclosure would contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, (ii) any information related to the Company Board or Special Committee deliberations, or (iii) any information that could negatively affect any attorney-client privilege. Prior to the Closing, Parent shall not contact any suppliers to, or customers of, the business of the Company Entities without the prior written consent of the Company, which consent shall not be unreasonably withheld. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b)     Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated July 10, 2015, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03     No Solicitation of Other Bids.

(a)     The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company Entities; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Company Entity; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Company Entities’ properties or assets; provided, however, that no inquiry, proposal or offer with respect to the Taxable Distribution Transaction shall constitute an Acquisition Proposal.

(b)     In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company, the Included Subsidiary or their Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)     Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to the receipt of the Requisite Company Vote, the Company receives an unsolicited, written bona fide Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 5.03), the Company and the Company Board and their Representatives may, subject to compliance with this Section 5.03(c), engage in negotiations or discussions with, or furnish any information and access to, any Person making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Stockholders under Law; provided, however, that (i) prior to providing access to or furnishing any such information, the Company receives from such Person an executed confidentiality agreement in reasonable form (or such Person is already party with the Company to a valid and existing confidentiality agreement as of the date of this Agreement), (ii) any such information so furnished has been previously provided to Parent or made available or is provided to Parent substantially concurrently with it being so furnished to such Person, and (iii) the Company shall give Parent written notice of such determination promptly after the Company Board makes such determination and in any event prior to furnishing any such information or engaging in such negotiations or discussions.

(d)     At any time prior to receipt of the Requisite Company Vote, if, in response to a written bona fide Acquisition Proposal first made after the date of this Agreement that did not result from a material breach of this Section 5.03, the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal and determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the Stockholders under applicable Law, the Company may terminate this Agreement pursuant to Section 9.01(c)(iii) and this Section 5.03(d); provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(c)(iii) and this Section 5.03(d)unless the Company (x) has complied in all material respects with this Section 5.03, (y) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 9.03(a) prior to or concurrently with such termination and (z) substantially concurrently with such termination, enters into a definitive Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal; provided further, that any actions described in this Section 5.03(d) above may be taken only (1) after the third (3rd) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board to terminate this Agreement, (2) if the Company has negotiated in good faith with Parent during such notice period, to the extent Parent requests to negotiate, to enable Parent to propose revisions to the terms of this Agreement, (3) if, following the end of such notice period, the Company Board shall have considered in good faith any written revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) if in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 5.03(d) anew with respect to such additional notice pursuant to clause (1) through (4) above of this proviso, except that the reference to a three (3) Business Day period shall be deemed to be references to a two (2) Business Day period.

(e)     The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04     Stockholders Consent.

(a)     The Company shall use commercially reasonable efforts to obtain, within seventeen (17) days following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the Stockholders, and, if applicable, the Preferred Stock Director, in the form attached hereto as Exhibit D (the “Written Consent”). The disclosure materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation with respect to the Merger and the Special Committee Recommendation with respect to the Taxable Distribution Transaction and shall also describe the material terms of the Merger and the Taxable Distribution Transaction (the “Information Statement”). Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b)     Assuming that the Company obtains the Requisite Company Vote, promptly following, but in no event later than eleven (11) days after submitting the Written Consents to the Stockholders for approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) include a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement and the Merger, (ii) include a statement to the effect that the Special Committee unanimously determined that the Taxable Distribution Transaction is advisable and in the best interest of the Stockholders (other than Riverwood Capital and each other Eligible Stockholder who elects to participate in the Taxable Distribution Transaction) and unanimously approved and adopted the Taxable Distribution Transaction, (iii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger, the Taxable Distribution Transaction and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company, and (iv) notify the Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL with respect to the Merger. The Stockholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 5.04(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.05     Notice of Certain Events.

(a)     From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct in any material respect or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied in any material respect;

(ii)     any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)     any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)     any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Company Entity that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)     Parent’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01(b)), provided, however that the Company will have the right to modify or supplement the Disclosure Schedules between the date hereof and the Closing Date to reflect events occurring or conditions first existing or, in the case of representations or warranties qualified by the Company’s Knowledge, Knowledge acquired by the Company after the date of this Agreement (any such modification or supplement being a “Disclosure Supplement”). Any Disclosure Supplement (i) will be disregarded for purposes of determining whether the conditions in Section 7.01 and Section 7.02 have been fulfilled (other than any supplement to Section 3.04 made solely to reflect the Taxable Distribution Transaction, which shall not be disregarded for purposes of making such determinations), but (ii) will be effective for purposes of determining whether there has been a breach of a representation or warranty that is the subject of indemnification under Section 8.02 to the extent that Losses arising from, or which would reasonably be expected to arise from, breaches of  representations or warranties described in Disclosure Supplements do not exceed $100,000 in the aggregate. For the avoidance of doubt, a Parent Indemnitee shall be entitled after Closing to bring a claim for indemnification pursuant to Article VIII with respect to a breach or breaches of representations or warranties described in Disclosure Supplements with Losses in excess of $100,000 in the aggregate arising from, or which would reasonably be expected to arise from, such Disclosure Supplements.

Section 5.06     Resignations. At least five (5) Business Days prior to the Closing, Parent shall deliver a written request to the Company setting forth a list of officers and directors of the Company Entities for which the Company shall deliver written resignations to Parent that will be effective as of the Closing Date.

Section 5.07     Governmental Approvals and Consents

(a)     Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     The Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 and Section 4.02 of the Disclosure Schedules.

(c)     Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i)     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)     avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)     in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)     Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08     Directors’ and Officers’ Indemnification and Insurance.

(a)     Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company or any Subsidiary (each a “D&O Indemnified Party”) as provided in the Company’s or the Included Subsidiary’s Charter Documents and the Indemnification Agreements, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and such rights shall survive the Merger and shall remain in full force and effect in accordance with their terms.

(b)     For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement and/or the Taxable Distribution Transaction), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)     On or prior to the Closing, the Company shall obtain and fully pay for a “tail” insurance policy with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing Executive Edge Broad Form Management Liability Insurance Policy (Policy No. 04-505-39-30) written by National Union Fire Insurance Company of Pittsburgh, PA with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement and/or the Taxable Distribution Transaction) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts (except for any retention amount) in respect of such D&O Tail Policy. In the event of any claims that are covered by the D&O Tail Policy as a result of Losses arising out of the Taxable Distribution Transaction, the retention associated with any such claims shall be paid out of the Indemnification Escrow Fund. In the event of any claims that are covered by the D&O Tail Policy as a result of Losses arising out of the Merger and the other transactions contemplated by this Agreement (other than the Taxable Distribution Transaction), the first $375,000 of the retention associated with each such claim shall be paid out of the Indemnification Escrow Fund and the remaining amount of any retention associated with each such claim shall be paid by Parent. In the event of any claims that are covered by the D&O Tail Policy as a result of Losses arising out of and related to both the Merger and the Taxable Distribution Transaction, the first $375,000 of the retention association with each such claim shall be paid out of the Indemnification Escrow Fund and the next $375,000 of the retention associated with each such claim shall be paid by Parent.

(d)     The obligations of Parent and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.08 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(e)     Nothing in this Agreement shall modify or limit the Surviving Corporation’s obligations under the Charter Documents and the Indemnification Agreements of any Company Entity in effect immediately prior to the date hereof.

(f)     If the Surviving Corporation ceases to be a subsidiary of the Parent or an Affiliate of the Parent or sells or transfers all or substantially all of its assets to another party, all of the Surviving Corporation’s obligations pursuant to this Section 5.08 shall be assumed by the Parent.

Section 5.09     Closing Conditions and Pre-Closing Action. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof. From the date hereof until the Closing, the Company will use commercially reasonable efforts to obtain the terminations and amendments to the Contracts described in Section 5.09 of the Disclosure Schedules (with such form of termination and amendments in a form reasonably acceptable to Parent); provided, however, that the Company shall not be required to pay any consideration for such terminations or amendments.

Section 5.10     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party with respect to the announcement or the portion of the announcement regarding this Agreement or the transaction contemplated hereby (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11     Further Assurances; Cooperation. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. After Closing, Parent, the Surviving Corporation, the Included Subsidiary, and the Excluded Entities will cooperate in the transition of assets and employees to the Excluded Entities as contemplated by Section 5.12 and use reasonable efforts to cause their respective employees to protect and preserve the confidentiality of the Confidential Information of each such Person.

Section 5.12     Taxable Distribution Transaction. The Company has contributed to the Excluded Subsidiary Holding Company all of the stock and other equity interests held by the Company in the Excluded Subsidiaries, and transferred and assigned such additional assets and agreements, and all Liabilities associated therewith, to the Excluded Subsidiaries and/or the Excluded Subsidiary Holding Company as are described on Exhibit E (the “Transferred Assets and Liabilities”). Prior to the Effective Time, the Company will terminate the Company’s severance plan and terminate or satisfy all liabilities associated with such plan to the extent not accrued as a liability in the Closing Working Capital. A consent and full release of the Company Entities executed by each third party to all employment contracts, independent contractor agreements and surety and bond programs and agreements described in items 5, 6, 8 and 9 on Exhibit E shall be provided to Parent on or prior to Closing, or to the extent that such consent and full release of any contract, program or agreement is not so provided to Parent on or prior to Closing, the Excluded Entities shall indemnify the Parent and its Affiliates for all Losses pursuant to the Excluded Entity Indemnity Agreement. Prior to the Effective Time, the Company will engage in a transaction pursuant to which the Company, solely with respect to Eligible Stockholders who elect to participate, will offer to exchange all of the stock or other equity interests of the Excluded Subsidiary Holding Company for Shares held by such Eligible Stockholders, which transaction will be treated for those Eligible Stockholders that elect to participate in the exchange offer as a taxable distribution of the stock or other equity interest of the Excluded Subsidiary Holding Company. The transactions contemplated by the preceding provisions of this Section are referred to as the “Taxable Distribution Transaction.” The ratios by which the Company will exchange Shares for shares or other equity securities of the Excluded Subsidiary Holding Company will be based on the value of the business of the Excluded Entities as negotiated by the Special Committee. The Company will provide to Parent a copy in advance of all notice and disclosure documents to be provided to the Stockholders relating to the Taxable Distribution Transaction, and Parent shall have a reasonable period of time to review and provide comments to such notice and disclosure documents. The Company will consider in good faith any comments or recommendations by Parent to such notice and disclosure documents. At the Closing, the Excluded Entities shall deliver to the Company an agreement in the form attached hereto as Exhibit F (the “Excluded Entity Indemnity Agreement”). The Company will provide Parent prior to the Closing such documents reasonably requested by Parent to allow Parent to verify that the Taxable Distribution Transaction shall have been completed in accordance with the provisions of this Section.

Section 5.13     Transfer and Withdrawal From Benefit Plans. Effective immediately prior to the Closing Date, the Company shall (a) cause the Company Entities to withdraw from participation in each Benefit Plan that is subject to ERISA; provided that the Excluded Subsidiary Holding Company shall, or shall cause the administrator for any such Benefit Plan, to continue to process run-out claims incurred with respect to periods prior the Closing Date in accordance with the terms of such Benefit Plan; (b) amend any Benefit Plan subject to ERISA to the extent necessary to fully vest any benefit accrued by the employees of the Company Entities under such plan so that such benefits are non-forfeitable from and after the Closing Date; and (c) remove any employee of the Company Entities who serve in a fiduciary capacity under any Benefit Plan from such fiduciary role and continue to provide fiduciary liability coverage for fiduciary activities of any such employee for fiduciary activities occurring prior to the Closing Date. Prior to the Closing, to the extent reasonably permitted under the terms of any applicable arrangement with any third party administrator, the Excluded Subsidiary Holding Company will or will cause an affiliate to take such actions as may be reasonably necessary to permit employees who continue in employment with the Company as of the Closing Date to repay any outstanding loan from any tax-qualified retirement plan of the Excluded Subsidiary Holding Company or its affiliate by means other than via payroll deduction.  In the event that such repayment option is not reasonably permitted under the terms of such third party arrangement, the Parent will or will cause an affiliate to cause a tax-qualified retirement plan maintained or contributed to by Parent or an affiliate to provide each such employee an opportunity to make a direct rollover to such plan of an eligible distribution that includes promissory notes reflecting such employee’s then outstanding participant loans provided the administrator receives evidence satisfactory to it that such rollovers will not adversely affect the qualified status of the Parent plan.

Section 5.14     Collection of Accounts Receivable. During the applicable post-Closing time periods for collectability for accounts receivable as described in Section 3.14 (the “Applicable Collection Period”), the Parent shall cause the Company Entities to use commercially reasonable efforts to diligently collect the Company Entities’ accounts receivable included on the books and records of a Company Entity and to enforce and make timely claims with respect to any surety bond rights of a Company Entity existing as of the Closing Date including, without limitation, offering continued employment to the Company’s current employee collections agent. To the extent that the Parent has complied with the prior sentence, following the Applicable Collection Period for each such receivable, the Parent and/or the Company Entities shall be entitled to make a claim for indemnification pursuant to Article VIII with respect to any uncollected accounts receivable and, to the extent that the Company Entities is fully compensated pursuant to such claim for indemnification for any Losses with respect to such accounts receivable, Parent will cause the applicable Company Entity to assign the uncollected accounts receivable, and either assign or grant by power of attorney any bond rights related to such uncollected accounts receivable, to the Stockholder Representative for the benefit of the Stockholders and the In-Money Optionholders, except that the Parent may, at its sole option, elect to cause a Company Entity retain any one or more or all of such accounts receivable and any such retained accounts receivable shall be treated as thereby collected. The Stockholder Representative, the Stockholders and In-Money Optionholders shall refrain from all collection activities with respect to any receivable until such receivable is assigned to the Stockholder Representative in accordance with this Section. For all purposes of this Agreement, all amounts collected against accounts receivable shall be applied against the specific invoice of an account debtor as specified by such account debtor. If the account debtor fails to specify the specific invoice against which to apply any amount collected, such amount collected shall be applied to the oldest outstanding invoice of such account debtor (unless the account debtor has previously notified a Company entity of a dispute with respect to such oldest outstanding invoice). To the extent that a Company Entity collects: (a) an amount that does not apply to an invoice (or portion of an invoice) representing an account receivable included on the books and records of a Company Entity as of the Closing Date; or (b) an amount with respect to a particular account receivable in excess of the amount included on the books and records of a Company Entity as of the Closing Date, such collected amounts shall be for the sole benefit of the Company Entity making the collection.

Article VI
TAX MATTERS

Section 6.01     Tax Covenants. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be the responsibility of the Stockholders and the In-Money Optionholders when due. Stockholder Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

Section 6.02     Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) and all powers of attorney binding upon the Company and any Subsidiary shall be terminated as of the Closing Date. After such date neither the Company, any Subsidiary nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03     Tax Indemnification; Refunds. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Stockholders and the In-Money Optionholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22, but only to the extent that such Loss is not a Loss otherwise described in Section 6.03(b); (b) subject to the limitations in Section 6.09, any Loss resulting from a Limitation Loss Event; (c) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI; (d) all Taxes of the Company and any Subsidiary or relating to the business of the Company and any Subsidiary for all Pre-Closing Tax Periods but only to the extent that such Loss is not a Loss otherwise described in Section 6.03(b); (e) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor of the Company or any Subsidiary) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, but only to the extent that such Loss is not a Loss otherwise described in Section 6.03(b); and (f) any and all Taxes of any Person imposed on the Company or any Subsidiary arising under the principles of transferee or successor liability or by contract or pursuant to any Tax sharing agreement, but only to the extent that such Loss is not a Loss otherwise described in Section 6.03(b). In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Stockholders and the In-Money Optionholders shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Company that are the responsibility of the Stockholders and the In-Money Optionholders pursuant to this Section 6.03 within thirty (30) days after payment of such Taxes by Parent or the Company. Except to the extent treated as an asset in the calculation of Closing Working Capital, any refund or amount of any credit of Taxes received with respect to a Pre-Closing Tax Period of a Company Entity or an Excluded Entity, or which is attributable the portion of a Straddle Period ending on the Closing Date (as determined in a manner consistent with Section 6.05), shall be paid by Parent or the Company as follows: (x) the Excluded Subsidiary Holding Company Portion of such refund or credit shall be paid to the Excluded Subsidiary Holding Company and (y) the Remaining Portion of such refund or credit shall be paid and distributed to the Stockholders and In-Money Optionholders in accordance with their Pro Rata Shares in the manner described in Section 2.18(c).

Section 6.04     Tax Returns

(a)     The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Entities required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes of the Company Entities that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)     Stockholder Representative shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company Entities after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Stockholder Representative to Parent (together with schedules, statements and, to the extent requested by Parent, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Parent objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Stockholder Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Stockholder Representative shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If Parent and Stockholder Representative are unable to reach such agreement within then (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Stockholder Representative and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Stockholder Representative (on behalf of the Stockholders and In-Money Optionholders, and any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available). The preparation and filing of any Tax Return of the Company Entities that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Subject to Section 6.05, Parent shall be entitled to deduct from the Indemnification Escrow Fund (or, at Parent’s election, from the Purchase Price Adjustment Escrow Fund prior to the disbursement of the Purchase Price Adjustment Escrow Fund pursuant to Section 2.17(d)(vi)) (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date, but, in each case, only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital. No Company Entity shall reduce any of the attributes of the Company Entity described in Treasury Regulations Section 1.1502-36(d)(4)(i) resulting from any application of the unified loss rules of Treasury Regulations Section 1.1502-36 to the transactions contemplated by this Agreement.

(c)     No amended Tax Return shall be filed with respect to any Company Entity for a Pre-Closing Tax Period or a Straddle Period, except as required by law, without the prior written consent of Stockholder Representative, which consent shall not be unreasonably withheld or delayed.

Section 6.05     Apportionment of Taxes. Each Company Entity’s final Tax period ending prior to the acquisition hereunder shall end on the close of business on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) (and similar provisions under state law to the extent available) for all income Tax purposes. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)     in the case of Taxes (i) based upon, or related to, income, sales, use, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)     in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06     Tax Attributes. None of the tax attributes of any Company Entity (including, without limitation, the adjusted tax basis of the Included Subsidiary in the hands of the Company) shall be reduced by reason of the application of (a) the unified loss rules of Treasury Regulations Section 1.1502-36 or (b) Treasury Regulations Section 1.1502-28.

Section 6.07     Contests. Parent and the Company agree to give written notice to Stockholder Representative or Parent, as the case may be, of the receipt of any written notice by a Company Entity, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder except to the extent that the Stockholders and In-Money Optionholders are prejudiced or forfeit rights or defenses by reason of such failure. Stockholder Representative shall control the contest or resolution of any Tax Claim other than a Tax Claim relating to Parent’s or a Company Entity’s use of Net Operating Loss Limitation, which shall be controlled by Parent; provided, however, that Stockholder Representative shall obtain the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Parent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Parent. In the case of a Tax Claim relating to Parent’s or a Company Entity’s use of the Net Operating Loss Limitation, Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into settlement of such claim or ceasing to defend such claim.

Section 6.08     Cooperation and Exchange of Information. The Stockholder Representative, the Company, the Excluded Subsidiary Holding Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company Entities or the Excluded Entities. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities, with the “relevant Tax Returns” for purposes of this Section including only such Tax Returns in respect of which any Excluded Entity is a member of an affiliated, combined, consolidated or unitary Tax group together with any Company Entity. Each of Stockholder Representative, the Company, the Excluded Subsidiary Holding Company and Parent shall retain all relevant Tax Returns, and the related schedules and work papers, records and other related documents in its possession relating to Tax matters of the Company Entities or the Excluded Entities for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any such Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Entities or the Excluded Entities for any taxable period beginning before the Closing Date, Stockholder Representative, the Company, the Excluded Subsidiary Holding Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials. Within thirty (30) days after written request by the Stockholder Representative or any Stockholder to Parent (or as soon as reasonably practicable thereafter), Parent shall provide Stockholder Representative or such Stockholder, as applicable, with the amount of net operating loss carryovers of the Company from Pre-Closing Tax Periods claimed by Parent or its Affiliates on the Tax Return most recently filed before the date of the request (but, for the avoidance of doubt, without regard to whether such amounts were properly claimed or reported).

Section 6.09     Net Operating Loss Limitation Indemnity.

(a)     Except to the extent provided in Section 6.09(b), in the event, for any reason after the Closing Date, any of the Assumptions shall prove to be incorrect, and as a result, the Parent and its Affiliates shall lose, shall not have, shall suffer a disallowance or reduction of, shall not have the right to claim or shall not claim (after receiving an opinion of independent nationally recognized tax counsel selected by the Parent and reasonably acceptable to the Stockholder Representative to the effect that it is more likely than not that the Parent and its Affiliates do not have the right to claim), all or any portion of the Net Operating Loss Limitation (a “Limitation Loss Event”), the Stockholders and the In-Money Optionholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless on an after-tax basis for any such Limitation Loss Event; provided, however, that the Loss resulting from such Limitation Loss Event shall be deemed equal to the portion of the Net Operating Loss Limitation (as calculated for purposes of determining the Closing Merger Consideration after the final determination of the Post-Closing Adjustment) which is so disallowed reduced or not claimed, and the after-tax cost of any interest, penalties or additions to Tax actually imposed on the Company, Parent, and each Parent Indemnitee as a result of such Limitation Loss Event and any reasonable out-of-pocket professional fees directly related to such Limitation Loss Event which are incurred by the Company, Parent and each Parent Indemnitee as a result of such Limitation Loss Event. For the avoidance of doubt, the sole remedy of the Parent Indemnitees for a Limitation Loss Event shall be the right to be reimbursed for the portion of the Net Operating Loss Limitation (as calculated for purposes of determining the Closing Merger Consideration after the final determination of the Post-Closing Adjustment) which is so disallowed reduced or not claimed, and the after-tax cost of any interest, penalties or additions to Tax actually imposed on the Company, Parent, and each Parent Indemnitee as a result of such Limitation Loss Event and any reasonable out-of-pocket professional fees directly related to such Limitation Loss Event which are incurred by the Company, Parent and each Parent Indemnitee as a result of such Limitation Loss Event.

(b)     Notwithstanding anything to the contrary herein, the Stockholders and the In-Money Optionholders shall not have any obligation for indemnification under this Section in respect of a Limitation Loss Event to the extent such Limitation Loss Event results from one or more of the following circumstances:

(i)     Any change in federal Tax law or regulations in effect on the Closing Date, which change occurs or becomes effective at any time after the Closing;

(ii)     Any “ownership change” of the Parent (within the meaning of Code section 382(g) and the Treasury Regulations thereunder) after the Closing Date; or

(iii)     The failure of Parent or its Affiliates to have sufficient gross income to benefit from the consolidated section 382 limitation.

Section 6.10     Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.11     Payments to Parent Any amounts payable to Parent pursuant to this Article VI shall be satisfied: (i) at Parent’s election, from the Purchase Price Adjustment Escrow Fund prior to the final disbursement of the Purchase Price Adjustment Escrow Fund pursuant to Section 2.17(d)(vi) and thereafter, from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Parent in the Purchase Price Adjustment Escrow Fund and the Indemnification Escrow Fund, from the Stockholders and In-Money Optionholders, severally and not jointly (in accordance with their Pro Rata Shares).

Section 6.12     FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that none of the Shares is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)) (the “FIRPTA Statement”).

Section 6.13     Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; provided, that the provisions of Section 6.09 shall survive the Closing for a period of ten (10) years. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the party asserting a claim under this Article VI to the other party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the applicable survival period and such claims shall survive until finally resolved.

Section 6.14     Overlap; Limitations. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern; provided, however, that any indemnification obligations pursuant to this Article VI shall be subject to the limitations on indemnification set forth in Sections 8.04(e), 8.04(f), 8.04(g), 8.04(h), 8.04(i), 8.04(j) and Section 8.09. Stockholders and In-Money Optionholders shall not be liable to the Parent Indemnitees for indemnification under this Article VI with respect to Losses relating to sales and use Tax matters (including indemnification for a breach of any representation or warranty in Section 3.22 relating to sales and use Taxes) until the aggregate amount of all such indemnifiable Losses exceeds $100,000, in which event Stockholders and In-Money Optionholders shall only be required to pay or be liable for all such Losses in excess of $100,000; provided, that any indemnifiable Losses referred to in this sentence that are less than $100,000 shall be applied to the calculation of Losses in the Basket for purposes of Section 8.04(a).

Article VII
CONDITIONS TO CLOSING

Section 7.01     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     This Agreement shall have been duly adopted by the Requisite Company Vote.

(b)     The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or the Taxable Distribution Transaction illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder or the Taxable Distribution Transaction to be rescinded following completion thereof.

Section 7.02     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of the Company contained in the first two sentences of Section 3.01, Section 3.02(a), Section 3.04, Section 3.05, and Section 3.25, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in the first two sentences of Section 3.01, Section 3.02(a), Section 3.04, Section 3.05, and Section 3.25 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Solely for purposes of determining compliance with this Section 7.02(a) (and not, for the avoidance of doubt, for purposes of any claim for indemnification under Article VIII), the term “material” and “in all material respects” shall mean a failure of any such representations or warranties of the Company referred to above which result, or would reasonably be expected to result, in Losses to the Parent or the Company Entities after Closing in an amount in excess of $1,000,000 in the aggregate.

(b)     The Company and the Included Subsidiary shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     No Action shall have been commenced against Parent, Merger Sub, the Company or the Included Subsidiary that has not been withdrawn and which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     The approvals, consents, notices, waivers and information set forth in Section 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)     From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f)     The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(g)     Holders of no more than five (5) percent of the outstanding Shares as of immediately prior to the Effective Time (but immediately after the Taxable Distribution Transaction), in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such Shares.

(h)     The Special Committee has not rescinded or modified its approval of the Taxable Distribution Transaction described in Section 3.02(c).

(i)     The Taxable Distribution Transaction shall have been completed pursuant to the terms of Section 5.12 and all of the shares or other equity securities of the Excluded Subsidiary Holding Company shall have been exchanged for Shares held by Stockholders who are Accredited Investors, and the Company shall no longer own or hold any right, title or interest in the shares or other equity securities of the Excluded Subsidiary Holding Company.

(j)     The transactions contemplated by Section 5.13 shall have been completed.

Section 7.03     Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date. Solely for purposes of determining compliance with this Section 7.03(a), the term “material” and “in all material respects” shall mean a failure of any such representations or warranties of Parent and Merger Sub referred to above which result, or would reasonably be expected to result, in Losses to the Company after Closing in an amount in excess of $1,000,000 in the aggregate.

(b)     Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)     No Action shall have been commenced against the Company, the Included Subsidiary or the Excluded Subsidiary that has not been withdrawn and which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e)     The approvals, consents and waivers set forth in Section 7.03(e) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(f)     Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

Article VIII
INDEMNIFICATION

Section 8.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in the first two sentences of Section 3.01, Section 3.02(a), Section 3.04, Section 3.05, Section 3.25, Section 4.01 and Section 4.04 shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein; provided, that the indemnification provided for in Section 8.02(f) shall survive the Closing and shall remain in full force and effect until the date that is six (6) years from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the survival period and such claims shall survive until finally resolved.

Section 8.02     Indemnification By Stockholders and In-Money Optionholders. If the Closing occurs, subject to the other terms and conditions of this Article VIII, the Stockholders and In-Money Optionholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), in each case as modified by the Disclosure Supplement to the extent permitted by Section 5.05(b);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Stockholder Representative pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)     any claim made by any Stockholder or In-Money Optionholders relating to such Person’s status as a Stockholder or In-Money Optionholders, or the number of Shares or Options set forth on the Consideration Spreadsheet;

(d)     any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(e)     any Transaction Expenses, Corporate Liabilities or Indebtedness of the Company Entities to the extent not paid or satisfied at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration; and

(f)     any item listed on Section 8.02(f) of the Disclosure Schedules.

Section 8.03     Indemnification By Parent. If the Closing occurs, subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Stockholders and In-Money Optionholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04     Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)     Stockholders and In-Money Optionholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all indemnifiable Losses in respect of indemnification under Section 8.02(a) exceeds $300,000 (the “Basket”), in which event Stockholders and In-Money Optionholders shall only be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Stockholders and Optionholders shall be liable pursuant to Section 8.02(a) shall not exceed the amount of the Indemnification Escrow Fund (the “Cap”) and shall be satisfied solely from the Indemnification Escrow Fund.

(b)     Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Parent shall only be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)     Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) and shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in the first two sentences of Section 3.01, Section 3.02(a), Section 3.04, Section 3.05, Section 3.14, Section 3.22 Section 3.25, Section 4.01 and Section 4.04 or arising out of, with respect to or by reason of Fraud or intentional misconduct or indemnification under Section 8.02(b), Section 8.02(c), Section 8.02(d), Section 8.02(e), Section 8.02(f) or Section 8.03(b).

(d)     For purposes of this Article VIII, references to materiality, Material Adverse Effect or other similar qualification shall be considered for purposes of determining whether an inaccuracy in or breach of any representation or warranty has occurred, provided that references to materiality, Material Adverse Effect or other similar qualification will be disregarded for purposes of calculating the amount of a Loss arising out of or resulting from any such inaccuracy or breach.

(e)     Payments by an Indemnifying Party in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, net of any resulting premium increases and other reasonable expenses or costs incurred in obtaining such recovery. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. Payments to an Indemnified Party in respect of any Loss shall include costs and expenses of enforcing any right to indemnification against any Indemnifying Party hereunder to the extent the Indemnified Party prevails in such enforcement, provided, however, that no Indemnifying Party shall pay or be liable for the costs or expense of enforcing any right to indemnification against any other Indemnifying Party.

(f)     Notwithstanding anything in this Agreement to the contrary, no liability, obligation, or other matter shall constitute a breach of any representation or warranty of Company or entitle any Indemnified Party to indemnification hereunder to the extent that the liability, obligation or other matter is accrued as a liability in the Closing Working Capital.

(g)     For the avoidance of doubt, if and solely to the extent the amount of indemnifiable Losses is recovered by an Indemnified Party through the actual payment of a claim to such Indemnified Party under the terms hereof, the same amount of such indemnifiable Losses may not be recovered again by such Indemnified Party by reason of such indemnifiable Losses being subject to indemnification under more than one provision of this Agreement.

(h)     For the avoidance of doubt, with respect to any indemnifiable Losses for which the Stockholders or In-Money Optionholders are responsible in connection with a claim pursuant to Article VI and this Article VIII, each Stockholder or In-Money Optionholder’s individual liability for such Losses shall be limited to the amount of the indemnifiable Losses attributable to such claim (which shall not include any cost or expense of enforcing the right to indemnification against any other Stockholder or In-Money Optionholder) multiplied by such Stockholder’s or In-Money Optionholder’s Pro Rata Share. In no event shall any Stockholder or In-Money Optionholder be liable for Losses in excess of such Stockholder’s or In-Money Optionholder’s Pro Rata Share of the aggregate value of the Merger Consideration actually received by such Stockholder or In-Money Optionholder.

(i)     Notwithstanding any term herein to the contrary, in no event will any Stockholder or In-Money Optionholder be liable for any breach of a representation, warranty, covenant or agreement contained in this Agreement or any agreement or document which is specific to, or is a specific obligation of, any other Stockholder or In-Money Optionholder, including representations and warranties as to such other Stockholder’s or In-Money Optionholder’s Common Stock, Preferred Stock or Options.

(j)     With respect to the defense of any Third Party Claim, the term “Losses” shall not include any compensation or salary payable to employees of an Indemnified Party, overhead or similar internal costs of the Indemnified Party.

Section 8.05     Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Stockholder Representative. Any payment intended for the Stockholders and In-Money Optionholders under this Article VIII shall be distributed to the Stockholders and In-Money Optionholders in accordance with Section 2.18(c).

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder or In-Money Optionholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. The Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)     Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06     Payments; Indemnification Escrow Fund.

(a)     Once a Loss is agreed to by (i) the Stockholder Representative, if such Loss will be satisfied pursuant to Section 8.06(b)(i) below, (ii) a Stockholder or In-Money Optionholders, if the Loss will be satisfied pursuant to Section 8.06(b)(ii) below, or (iii) Parent, if the Loss will be satisfied by the Parent, or finally adjudicated to be payable pursuant to this Article VIII, the Stockholder Representative (only to the extent such Loss will be satisfied pursuant to Section 8.06(b)(i) below), Stockholder or In-Money Optionholders, or Parent, as applicable, shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)     Subject to the limitations described in Section 8.04, any Losses payable to a Parent Indemnitee pursuant to Article VIII shall be satisfied: (i) first from the Indemnification Escrow Fund; and (ii) second, to the extent the amount of Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in the first two sentences of Section 3.01, Section 3.02(a), Section 3.04, Section 3.05, Section 3.14, Section 3.22 or Section 3.25, Fraud or intentional misconduct, or indemnification under Section 8.02(b), Section 8.02(c), Section 8.02(d), Section 8.02(e), or Section 8.02(f), exceeds the amounts available to the Parent Indemnitee in the Indemnification Escrow Fund, from the Stockholders and In-Money Optionholders, severally and not jointly (in accordance with their Pro Rata Shares, but only to the extent of the Merger Consideration paid to such Stockholders and In-Money Optionholders).

(c)     On the date that is eighteen months following the Closing Date (the “Escrow Release Date”), the parties to the Escrow Agreement shall follow the process in the Escrow Agreement to release an amount from the Escrow Agreement equal to the amount remaining in the Indemnification Escrow Fund, minus pending escrow claims as described in the Escrow Agreement (collectively, the “Release Amount”) for distribution as follows: (i) the Excluded Subsidiary Holding Company Portion of such Release Amount to the Excluded Subsidiary Holding Company, and (B) the Remaining Portion of the Release Amount for distribution to the Stockholders and In-Money Optionholders in accordance with their Pro Rata Shares and in the manner described in Section 2.18(c).

Section 8.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09     Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or intentional misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud or intentional misconduct.

Article IX
TERMINATION

Section 9.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of the Company and Parent;

(b)     by Parent by written notice to the Company if:

(i)     neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Parent; provided, however, that if such breach, inaccuracy or failure is not capable of being cured within such ten (10) day period, then the Company shall have thirty (30) days to cure such breach, inaccuracy or failure before Parent may provide written notice of termination; or

(ii)     any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2016, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)     by the Company by written notice to Parent if:

(i)     the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Parent’s receipt of written notice of such breach from the Company; provided, however, that if such breach, inaccuracy or failure is not capable of being cured within such ten (10) day period, then the Parent shall have thirty (30) days to cure such breach, inaccuracy or failure before the Company may provide written notice of termination; or

(ii)     any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2016, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)     prior to the receipt of the Requisite Company Vote, in compliance with Section 5.03(d) in order to enter into a definitive Alternative Acquisition Agreement concerning a transaction that constitutes a Superior Proposal; provided, however, that the Company (A) prior to or concurrently with such termination pays to Parent by wire transfer in immediately available funds the Company Termination Fee required to be paid pursuant to Section 9.03(a) and (B) substantially concurrently with such termination, enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal; or

(d)     by Parent or the Company if:

(i)     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)     if within seventeen (17) days following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Requisite Company Vote with respect to the Merger and the Taxable Distribution Transaction.

Section 9.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     as set forth in this Article IX, Section 5.02(b) and Article X hereof; and

(b)     that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Section 9.03     Termination Fee.

(a)     If, but only if, this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii), then the Company shall pay, or cause to be paid, to Parent or Parent’s designee(s), as the case may be, an amount equal to $3,000,000 (the “Company Termination Fee”). Any payments required to be made pursuant to this Section 9.03(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent on the same day as the consummation of any transactions contemplated by an Acquisition Proposal.

(b)     Notwithstanding any other provision of this Agreement to the contrary, Parent acknowledges and agrees on behalf of itself and its Affiliates that in the event of termination of this Agreement in a circumstance in which the Company Termination Fee becomes payable to Parent pursuant to Section 9.03(a), (i) the receipt of the Company Termination Fee shall (except in the case of any willful breach or Fraud) (x) constitute the sole and exclusive remedy under this Agreement of Parent and each of its Affiliates and Representatives, and (y) be deemed to be liquidated damages, for any and all losses or damages suffered or incurred by Parent and its Affiliates and Representatives in connection with or as a result of any breach of any representation, warranty, covenant or agreement or the transactions contemplated hereby to be consummated or any matter forming the basis for termination of this Agreement, and (ii) following Parent’s receipt of the Company Termination Fee, none of Parent and its respective Affiliates or Representatives shall (except in the case of any willful breach or Fraud) be entitled to bring or maintain any Action against the Company or any Subsidiary or Stockholder or any of their respective Affiliates or Representatives arising out of or in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

Article X
MISCELLANEOUS

Section 10.01     Stockholder Representative

(a)     By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal or an Option Termination Agreement, each Stockholder or In-Money Optionholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s exclusive agent and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)     give and receive notices and communications;

(ii)     authorize delivery to Parent of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Parent pursuant to Section 2.17 and Article VI or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to Section 2.17(d), Section 5.08, Article VI and Article VIII;

(iii)     agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17;

(iv)     agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(v)     litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII to the extent such claim will be satisfied from the Indemnification Escrow Fund;

(vi)     execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)     make all elections or decisions, which the Stockholder Representative deems necessary or appropriate in its sole discretion, contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)     engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(ix)     take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Stockholders and In-Money Optionholders, except as expressly provided herein and in the Escrow Agreement, and for purposes of clarity, there are no obligations of the Stockholder Representative in any other ancillary agreement, schedule, exhibit or the Disclosure Schedules. Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder or In-Money Optionholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder or In-Money Optionholder by Stockholder Representative, as being fully binding upon such Person, subject to Section 10.01(b) below. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders and In-Money Optionholders. Any decision or action by Stockholder Representative hereunder or under the Escrow Agreement, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and In-Money Optionholders and shall be final, binding and conclusive upon each such Person and such Person’s successors as if expressly confirmed and ratified in writing by such Person, subject to Section 10.01(b) below. No Stockholder or In-Money Optionholder shall have the right to object to, dissent from, protest or otherwise contest the same, subject to Section 10.01(b) below. The provisions of this Section, including the powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereby, (i) are independent and severable, (ii) are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders or In-Money Optionholders, or by operation of Law, whether by death, incompetence, bankruptcy, liquidation or other event, and (iii) shall survive the delivery of an assignment by any Stockholder or In-Money Optionholder of the whole or any fraction of his, her or its interest in the Escrow Funds.

(b)     Notwithstanding anything to the contrary contained herein, Stockholder Representative is not authorized to act, negotiate, litigate, arbitrate, resolve, settle, decided, compromise or pay any claim for indemnification pursuant to Article VI or Article VIII to the extent such claim would be satisfied by a direct payment from a Stockholder or In-Money Optionholders rather than from the Indemnification Escrow Fund.

(c)     The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders and In-Money Optionholders according to each Stockholder’s and In-Money Optionholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.01(a) above. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d)     Certain Stockholders and/or In-Money Optionholders have entered into an engagement agreement with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement and the Escrow Agreement (such Stockholders and/or In-Money Option Optionholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”) shall be liable to the Stockholders and In-Money Optionholders for actions taken or failure to act pursuant to this Agreement, any Stockholder Representative engagement agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Stockholders and In-Money Optionholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages, costs and expenses~~,~~ (including reasonable attorneys’ fees and disbursements, fees and costs of other skilled professionals and in connection with seeking recovery from insurers) judgments, fines or amounts paid in settlement arising out of and in connection with its activities as Stockholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders and In-Money Optionholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; (ii) from any distribution of the Escrow Funds otherwise distributable to the Stockholders and In-Money Optionholders at the time of distribution, and (iii) to the extent the amount of the Representative Losses exceeds amounts available to Stockholder Representative under (i) or (ii), from the Stockholders and In-Money Optionholders, severally and not jointly (in accordance with their Pro Rata Shares). The Stockholders and In-Money Optionholders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions. As soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Stockholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholder Representative Fund to the Stockholders and In-Money Optionholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

(e)     The Stockholder Representative shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder and In-Money Optionholder or other party.

Section 10.02     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and the Company shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act. The Company shall be solely responsible for all costs and expenses associated with the financial advisor engaged by the Special Committee. Parent shall pay all amounts payable to D.A. Davidson & Co. and Parent shall be solely responsible for all costs and expenses associated with the Parent Fairness Opinion.

Section 10.03     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03), provided that with respect to notices delivered to the Stockholder Representative, such notices shall be delivered solely via facsimile or e-mail of a PDF document (with confirmation of transmission:

If to the Company:	Underground Solutions, Inc. 13135 Danielson Street, Suite 201 Poway, California 92064 Attention: General Counsel Fax: 858-218-1980 E-mail: sstanczak@undergroundsolutions.com

with a copy to:	Sutherland Asbill & Brennan LLP 999 Peachtree Street NE Atlanta, Georgia 30309 Attention: David A. Zimmerman Fax: (404) 853-8806 E-mail: david.zimmerman@sutherland.com

If to Parent or Merger Sub:	Aegion Corporation 17988 Edison Avenue Chesterfield, Missouri 63005 Attention: General Counsel Fax: E-mail: dmorris@aegion.com

with a copy to:	Thompson Coburn LLP One US Bank Plaza St. Louis, Missouri 63101 Attention: Kimberly M. Eilerts, Esq. Fax: (314) 552-7172 E-mail:keilerts@thompsoncoburn.com

If to Stockholder Representative: If to the Excluded Subsidiary Holding Company:

Fortis Advisors LLC

Attention: Notices Department

Fax: (858) 408-1843

E-mail: notices@fortisrep.com

UGSI Solutions, Inc.

13135 Danielson Street, Suite 201

Poway, California 92064

Attention: General Counsel

Fax: 858-218-1980

E-mail: sstanczak@undergroundsolutions.com

Section 10.04     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09     No Third-party Beneficiaries. Except as provided in Section 5.08, Section 6.03, Section 6.09, Section 10.13 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OR STATE COURTS IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13     Privilege Items. Parent and Merger Sub acknowledge the fact that Sutherland Asbill & Brennan LLP (“Sutherland”) has represented the Company Entities and the Stockholders in connection with the transactions provided for herein and agrees that, effective upon the Closing, the Company Entities shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to the Stockholders all of their right to, title to and interest in all communications with, and work product of, Sutherland as they relate to this Agreement, the Ancillary Documents, and the other documents related hereto and the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (collectively, the “Privilege Items”). Parent and Merger Sub acknowledge and agree that the intent and effect of this provision is to grant the Stockholders control over the exercise of the attorney-client privilege held by the Company, if any, in respect of this Agreement and the Privilege Items, notwithstanding any failure by the Stockholders to cause the Privilege Items to be removed or deleted from the Company Entities’ files, electronic or otherwise. Parent and Merger Sub agree, after the Closing, to refrain from, and to cause the Company Entities to refrain from, knowingly waiving the attorney-client privilege belonging to the Company Entities, if any, relating to any matter relating to this Agreement or the Privilege Items occurring before the Closing or intentionally disclosing the content of communications or work product related to such privilege to any person, without the express written consent of the Stockholder Representative (which consent will not be unreasonably withheld). Notwithstanding the foregoing, after Closing, Parent, the Surviving Corporation, and the Included Subsidiary shall have the right to access and use the Privilege Items to the extent required in connection with the defense of a Third Party Claim if the Stockholder Representative is not controlling the defense of such Third Party Claim pursuant to Section 8.05; provided, however, that Parent, the Surviving Corporation and the Included Subsidiary shall not have the right to access and use the Privilege Items in connection with any dispute with the Stockholders, the Stockholder Representative or the Excluded Entities involving this Agreement or the transactions contemplated by this Agreement. Parent, Merger Sub and the Company agree that following the Closing, Sutherland may represent the Stockholders, the Stockholder Representative and the Excluded Entities following the Closing and waive any potential conflict of interest arising from such representation.

Section 10.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

Underground Solutions, Inc.

By: /s/ Andrew Seidel

Name: Andrew Seidel

Title: President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC

By: /s/ Adam Lezack

Name: Adam Lezack

Title: Managing Director

Solely for purposes of the Sections listed in the preamble to this Agreement.

EXCLUDED SUBSIDIARY HOLDING COMPANY:

UGSI SOLUTIONS, INC.

By: /s/ Andrew Seidel

Name: Andrew Seidel

Title: President and Chief Executive Officer

PARENT:

Aegion Corporation

By: /s/ David F. Morris

Name: David F. Morris

Title: Executive Vice President, General Counsel and Chief Administrative Officer

MERGER SUB:

PUAC, INC.

By: /s/ David F. Morris

Name: David F. Morris

Title:   President, Chief Administrative Officer and Secretary

Signature Page to Agreement and Plan of Merger